As filed with the Securities and Exchange Commission on December 2, 1997
                                                      Registration No. 333-29071

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 1 to
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         UNITED FILM DISTRIBUTORS, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                               7812                            63-1145439
 (State or other jurisdiction of       (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)         Classification Code Number)            Identification No.)

                            ------------------------


1990 Westwood Blvd., Penthouse                             Brian Shuster
Los Angeles, California 90025                     United Film Distributors, Inc.
        (310) 441-0900                            1990 Westwood Blvd., Penthouse
                                                   Los Angeles, California 90025
                                                          (310) 441-0900

 (Address and telephone number of                            (Name, address and telephone number of agent for service of
   principal executive offices)                                              principal executive offices)


                            ------------------------

                                   Copies to:


      Gerald M. Chizever, Esq.                          Michael Beckman, Esq.
        Howard J. Kern, Esq.                          Laurence D. Paredes, Esq.
      Madge S. Beletsky, Esq.                          Beckman & Millman, P.C.
  Richman, Lawrence, Mann, Greene,                   116 John Street, 13th Floor
        Chizever & Phillips                            New York, New York 10038
   9601 Wilshire Blvd., Penthouse                           (212) 227-6777
      Beverly Hills, CA 90210
           (310) 274-8300


                            ------------------------

                      Approximate date of proposed sale to
               the public: As soon as possible after the effective
                      date of this Registration Statement.

                            ------------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number under the earlier effective registration statement for the same offering.[ ]

                            ------------------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                            ------------------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                            ------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registation statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


                         UNITED FILM DISTRIBUTORS, INC.

                            ------------------------


                              CROSS-REFERENCE SHEET
                    PURSUANT TO ITEM 501(B) OF REGULATION S-B


                Item Number and Captions                           Location in Prospectus
                ------------------------                           ----------------------


1.   Front of Registration Statement and Outside
       Front Cover Page of Prospectus.......................    Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages
       of Prospectus........................................    Inside Front and Outside Back Cover
                                                                  Pages

3.   Summary Information and Risk Factors...................    Prospectus Summary; Risk Factors

4.   Use of Proceeds........................................    Prospectus Summary; Use of Proceeds

5.   Determination of Offering Price........................    Outside Front Cover Page; Underwriting

6.   Dilution...............................................    Dilution

7.   Selling Security Holders...............................    Not Applicable

8.   Plan of Distribution...................................    Outside Front Cover Page; Underwriting

9.   Legal Proceedings......................................    Business

10.  Directors, Executive Officers, Promoters and Control
       Persons..............................................    Management

11.  Security Ownership of Certain Beneficial Owners and
       Management...........................................    Security Ownership of Certain Beneficial Owners and
                                                                Management

12.  Description of Securities..............................    Description of Capital Stock

13.  Interest of Named Experts and Counsel..................    Not Applicable

14.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities.......................    Not Applicable

15.  Organization Within Last Five Years....................    Certain Relationships

16.  Description of Business................................    Prospectus Summary; Business

17.  Management's Discussion and Analysis or Plan of
       Operation............................................    Management's Discussion and Analysis of
                                                                  Financial Condition and Results of
                                                                  Operations

18.  Description of Property................................    Business

19.  Certain Relationships and Related Transactions.........    Certain Relationships

20.  Market for Common Equity and Related Stockholder
       Matters..............................................    Description of Capital Stock

21.  Executive Compensation.................................    Executive Compensation

22.  Financial Statements...................................    Financial Statements

23.  Changes in and Disagreements with Accountants on
       Accounting and Financial Disclosure..................    Not Applicable


                  SUBJECT TO COMPLETION, DATED DECEMBER 2, 1997

PROSPECTUS

                         500,000 Shares of Common Stock

                         UNITED FILM DISTRIBUTORS, INC.
                                  COMMON STOCK

         United Film Distributors, Inc. ("UFD" or the "Company") is offering 500,000 shares of Common Stock, $0.01 par value ("Common Stock") (this "Offering"). See "Description of Capital Stock."

         Prior to this Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price of the Common Stock will be $6.00 per share. The public offering price of the Common Stock was determined by negotiation between the Company and Millennium Securities Corp., the representative (the "Representative") of the Underwriters (the "Underwriters"), and is not necessarily related to the Company's asset value, net worth, results of operations or other established criteria of value. See "Underwriting."

         Application has been made to have the Common Stock approved for quotation on the NASD Electronic Bulletin Board System under the symbol "HITS" upon effectiveness of this Offering. However, there can be no assurance that the Common Stock will be accepted for quotation, or, if accepted, that an active trading market will develop, or if developed, will be sustained. See "Risk Factors."

                               -----------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
          AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 4 FOR A
             DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
                  BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK
                    OFFERED HEREBY AND "DILUTION" ON PAGE 10.

                               -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================================
 Title of Each Class of Security                           Underwriting Discounts and                    Proceeds to Issuer
        Being Registered            Price to Public              Commissions(1)                           or Other Person(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock ..............           $6.00                   $  .60                                  $  5.40
------------------------------------------------------------------------------------------------------------------------------------
         Totals .................     $3,000,000              $300,000                                $2,700,000
====================================================================================================================================


(1) See "Underwriting" for additional compensation to the Underwriters, including a non-accountable expense allowance of $90,000. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2)      Before  deducting  expenses   estimated  at  $717,000,   including  the
         Underwriters' non-accountable expense allowance of $90,000.


                               -----------------

         The Common Stock being offered by the Company is being offered on a "firm commitment" basis by the Representative, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part and to certain other conditions.

                               -----------------

                           Millennium Securities Corp.

                The date of this Prospectus is December 2, 1997

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                TABLE OF CONTENTS


ADDITIONAL INFORMATION.........................................................1

PROSPECTUS SUMMARY.............................................................2

RISK FACTORS...................................................................4

USE OF PROCEEDS ...............................................................9

DIVIDEND POLICY...............................................................10

DILUTION .....................................................................10

CAPITALIZATION................................................................11

SELECTED FINANCIAL DATA.......................................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS..................................13

BUSINESS .....................................................................16

MANAGEMENT....................................................................25

EXECUTIVE COMPENSATION........................................................26

CERTAIN RELATIONSHIPS.........................................................27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         AND MANAGEMENT.......................................................28

DESCRIPTION OF CAPITAL STOCK..................................................29

UNDERWRITING..................................................................31

CERTAIN PROVISIONS OF THE COMPANY'S
         ARTICLES OF INCORPORATION AND BYLAWS.................................32

LEGAL MATTERS.................................................................32

EXPERTS  .....................................................................32

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048 upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission or at the Commission's Web site located at "http://www.sec.gov."

         The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this Offering, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission in accordance with the Commission's rules. Such reports and other information concerning the Company may be inspected at the public reference facilities referred to above as well as certain regional offices of the Commission, and copies of such materials may be obtained upon payment of certain prescribed rates.

         No person is authorized to give any information or make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus, in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this Prospectus.


         Certain statements contained in this Prospectus that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position and estimated cost savings, are forward-looking statements and involve risks and uncertainties. Although the Company believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors," "Management's Discussion and Analysis and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus. All forward-looking statements contained in this Prospectus are qualified in their entirety by this cautionary statement.

         Until [ ], 1998 (90 days after the Effective Date of this Offering), all dealers effecting transactions in the Common Stock may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. An investment in the Common Stock offered hereby is highly speculative in nature, involves a high degree of risk and should only be made by investors who can bear the economic risk of a potential loss of their entire investment. Prospective purchasers should carefully consider the information set forth under "Risk Factors" on page 4 before purchasing such securities.

                                   THE COMPANY

         United Film Distributors, Inc. (together with its subsidiaries, the "Company") is engaged in the acquisition, development, financing, production, distribution and licensing of motion pictures for exhibition in domestic and international theatrical markets and for subsequent worldwide release in different media, including, but not limited to, home video and pay and free television. See "Business--Company History" and "--Strategic Objective." The Company was incorporated in Delaware in May 1995 under the name "Hit Entertainment, Inc."

         During the Company's first two years of operations, the Company has completed production of eight films, consisting of The Secret Agent Club, Prey of the Jaguar, Blood Money, The Elevator, Firestorm, Chase Morran, Santa with Muscles, and Skeletons. See "Business--Motion Picture Production." Santa with Muscles was released in movie theaters in November 1996; Chase Morran was released in February 1997 on the SCI-Fi channel; and Skeletons was released on HBO in April 1997. Prey of the Jaguar, Blood Money, and Firestorm have been licensed to HBO by Cabin Fever Entertainment, Inc. ('CFE"), a distributor of six of the Company's motion pictures, but release dates have not yet been determined. See "Business--Financing of Motion Picture Production." The other movies are expected to be distributed in 1998. In addition, the Company is currently in pre-production of several films, one of which is Wrong Turn, which should be completed in early 1998 and released soon thereafter. All of the films produced by the Company to date have been in a budget range of between $390,000 and $3,620,000 and have generally taken between three and six weeks to film. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company intends to continue production of low-budget feature length motion pictures as its principal business focus. See "Business--Motion Picture Production" for the Company's current slate of motion picture projects.

         To produce a project, the Company first acquires the rights to a story, book or script ("property"). The Company then typically secures a financing or production commitment for the project from third parties, such as private investors, studios, and distributors, prior to expending substantial funds in the development process. However, the Company does advance its own funds to meet the interim costs of development and production which amounts are generally repaid to the Company pursuant to the production contracts. See "Business--Financing of Motion Picture Production" for a description of the Company's financing activities.

         The Company's strategy is to (i) develop long-term relationships with talent who have demonstrated the ability to attract widespread audience interest, both domestically and in significant international markets, (ii) seek to limit the financial risk to the Company inherent in any one motion picture project while preserving potential returns through the strategic use of its long-term distribution agreements with companies such as HBO covering the United States and Canada, and their respective territories, possessions, and protectorates (the "Domestic Territories") as well as such foreign distributors such as Highlight Communications (Germany), Saehan/Hollyvision/Digital Media (South Korea), Consorcio Europa Serviano Ribiero (Brazil), Manga Films (Spain) and Italian International Films (Italy), and (iii) exercise strong management control of production costs of its motion pictures, as well as of general overhead. See "Business--Strategic Objective."

         The Company's principal goal is to produce and arrange for the release of three to five commercially successful low-budget motion pictures per year. See "Business--Strategic Objective." Although there can be no assurances, the Company believes that over time these films will become the core of a library of films which management believes have the capacity of generating revenues from their worldwide exploitation in existing and future media and markets. The Company, as a small independent film company, anticipates that many, if not all of its films, will not be released in theaters but instead, will be released, if at all, on cable television, television and other similar media. See "Risk Factors--Risks of Motion Picture Production."


         The Company's principal executive offices are located at 1990 Westwood Boulevard, Penthouse, Los Angeles, California 90025 and its telephone number is
(310) 441-0900.

                                  The Offering



Common Stock offered by the Company..........................................  500,000 shares
Common Stock outstanding before this Offering................................  2,000,000 shares(1)
Common Stock outstanding after this Offering.................................  2,500,000 shares(1)
Price per share being underwritten...........................................  $6.00
Comparative Stock Ownership upon completion of this Offering
         Present Shareholders................................................  2,000,000(1)
         Public Shareholders.................................................  500,000(1)
Estimated Net Proceeds to the Company........................................  $2,283,000
Use of Proceeds..............................................................  The net proceeds of this  Offering will be
                                                                               used  for  (1)  paying   distributions  of
                                                                               $536,536   owed   to   investors   in  the
                                                                               Company's   two    consolidated    limited
                                                                               partnerships,   and  (2)  film  production
                                                                               costs,  including  but not limited to, (a)
                                                                               motion picture development and production,
                                                                               including,   but  not   limited   to,  (i)
                                                                               supplying  production  financing  for  the
                                                                               Company's  motion picture  projects,  (ii)
                                                                               retaining,       generally       on      a
                                                                               picture-to-picture  basis, the services of
                                                                               writers,   directors  and  other  artistic
                                                                               elements  in  the  development  of  motion
                                                                               picture  projects,   (iii)  purchasing  or
                                                                               obtaining  options  for  rights  to books,
                                                                               screenplays and other artistic properties,
                                                                               and (iv) general  administrative  expenses
                                                                               related  to  motion  picture  development.
                                                                               "See  Use  of   Proceeds"   and   "Certain
                                                                               Relationships."


Risk Factors.................................................................  An  investment in the Common Stock offered hereby  involves a high degree of risk and
                                                                               immediate and substantial  dilution of the
                                                                               book value of the Common  Stock and should
                                                                               be  considered  only  by  persons  who can
                                                                               afford   the   loss   of   their    entire
                                                                               investment.   See   "Risk   Factors"   and
                                                                               "Dilution."


Proposed NASD Electronic Bulletin Board Trading Symbol(2)....................  "HITS"
-------------------------------------------------------------------------------------------------------------------------



(1) Unless otherwise indicated, all share and per share information in this Prospectus (i) gives effect to the 5-for-1 stock split of the Company's Common Stock effected in May 1997 and the 2-for-3 reverse stock split effected in November 1997 and (ii) does not include Common Stock issuable upon exercise of outstanding options or warrants or 240,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan, pursuant to which options to purchase an aggregate of 13,332 shares of Common Stock are currently outstanding, or 324,296 shares of Common Stock issuable upon conversion of the Company's outstanding Preferred Stock. See "Management--Stock Option Plan" and "Description of Capital Stock."

(2) Although the Company intends to cause a market maker to apply for inclusion of the Common Stock on the NASD Electronic Bulletin Board, there can be no assurance that the Common Stock will be included for quotation, or if so included, that the Company will be able to continue to meet the requirements for continued quotation, or that a public trading market will develop or that if such market develops, it will be sustained. See "Risk Factors--Negotiated Offering Price" and "--Lack of Prior Market for Common Stock; No Assurance of Public Trading Market."

                                  RISK FACTORS

         The factors discussed below and elsewhere in this Prospectus could adversely affect the value of the Common Stock. In addition, the factors discussed below and elsewhere in this Prospectus may constitute forward-looking statements and, as such, may involve known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Any forward-looking statements contained in this Prospectus should not be relied upon as predictions of future events. Such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "could," "seeks" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following factors may constitute or include cautionary, forward-looking statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements. Actual results in the future could differ materially from those described in the forward-looking statements or as a result of the factors set forth below (which list does not purport to be exhaustive) and the matters set forth in this Prospectus generally. See "Management's Discussion and Analysis and Results of Operations" and "Business" for a description of certain other factors generally affecting the Company's business.

NO ASSURANCE  OF  PROFITABILITY;  LIMITED  OPERATING HISTORY


         The Company was founded in May 1995 and has a limited history of operations on which an investor could base an evaluation of an investment in the Company. See "Business--Company History." Notwithstanding the fact that the Company had net income of $123,064 and $67,892 for the fiscal years ended July 31, 1997 and 1996, respectively. There can be no assurance that the Company will remain profitable. As of July 31, 1997, the Company had retained earnings of $159,428. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".



BROAD DISCRETION IN APPLICATION OF PROCEEDS

         The Company anticipates that it will raise approximately $2,283,000 in net proceeds through this Offering. Of these proceeds, $536,536 or 23.5% will be used for distributions due to minority interests. The remaining $1,746,000, or 76.5% will be used for film production costs. See "Use of Proceeds." Management will have broad discretion as to the application of the $1,746,000.

LITIGATION WITH CABIN FEVER ENTERTAINMENT, INC.

         A substantial portion of the Company's film revenue since its inception on May 10, 1995 has been derived from transactions with Cabin Fever Entertainment, Inc. ("CFE"). The Company licensed domestic rights to CFE for seven movies. In November 1996, after the Company already delivered the seven films licensed, CFE refused to accept delivery of the last of the seven movies. The relationship between the Company and CFE has subsequently deteriorated, resulting in a lawsuit wherein the Company claims damages for copyright infringement, breach of contract and fraud. The case was filed in federal district court in New York in the first quarter of 1997. CFE did not answer the complaint but instead moved to dismiss the copyright claim, which was the basis for federal jurisdiction. Both parties agreed to transfer the case to New York State Superior Court, where CFE has filed a motion to dismiss all claims except breech of contract. If CFE is successful on its motion, the Company intends to move forward with the remaining contract claims in state court. Subsequent to the deterioration of the relationship with CFE, the Company has licensed two other films domestically through other distributors. See "Business--Legal Proceedings." If CFE successfully defends against the Company's lawsuit, the Company intends to license the domestic rights to another distributor. If the Company is unable to license the film to another distributor or such distributor is unable to exploit the picture to the same level as estimated by the Company, the Company will have to reduce its earnings in a future period.


DEPENDENCE ON KEY PERSONNEL

         Harry Shuster is the founder of the Company and serves as its Chairman and Chief Financial Officer and Brian Shuster is the Company's President and Chief Executive Officer. See "Management." Virtually all decisions concerning the conduct of the business of the Company, including the properties and rights to be acquired by the Company and the arrangements to be made for the development, financing, production and distribution of the Company's motion pictures, are made by or significantly influenced by Messrs. Harry or Brian Shuster. The loss of their services for any reason would have a material adverse effect on the Company's business and operations and its prospects for the future. The Company does not have a "key man" life insurance on the lives of any of its executive officers. The Company has an employment agreement with Brian Shuster but does not have any employment agreement with Harry Shuster. See "Executive Compensation--Employment Contracts; Termination of Employment and Change-In-Control Arrangements" and "Risk Factors--Conflicts of Interest."

INCREASE IN SALARY PAYABLE TO BRIAN SHUSTER

         Prior to this Offering, the Company increased the compensation payable to Brian Shuster by approximately 129% from $90,000 for the year ended July 31, 1996 to $206,000 on an annual basis commencing April 1, 1997. See "Executive Compensation." This increase in salary is significant given that the Company's selling, general and administrative expenses for the year ended July 31, 1997 were $825,306, of which Shuster's salary represents $129,000 or 15.6% of such amount. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Given the Company's limited operating history and revenues, the salary that the Company is committed to pay to Mr. Shuster may make it difficult for the Company to continue to achieve profitability.

CONFLICTS OF INTEREST

         The Company relies on the services of Harry Shuster, the Company's Chairman. However, Mr. Shuster is the Chairman of the Board and Chief Executive Officer of two other public companies, United Leisure Corporation ("ULC") and Grand Havana Enterprises, Inc. ("Grand Havana") , and intends to continue to devote substantial time to the businesses and affairs of these two other companies. Mr. Shuster also is involved with several private companies that take up a portion of his time. Although Mr. Shuster intends to devote such time to the business of the Company as he deems necessary for its operations, there can be no assurance that Mr. Shuster will be available to handle any crisis situation that may arise, and if Mr. Shuster is unavailable, it is possible that the resolution of such crises may be less favorable than the resolution that could have been reached had Mr. Shuster been available. See "Certain relationships" and "Management."

         In addition to the conflicts with respect to Mr. Shuster's time, there are also both actual and potential conflicts of interest with respect to financing and other operational decisions. Between June 2, 1995 and June 27, 1996, Mr. Shuster personally lent the Company $1,079,667, of which $200,000 was repaid in November 1996. Additionally, in July 1996 ULC acquired a 50% interest in HEP, II L.P. for $1,500,000 and lent the Company a total of $750,000. The Company also leases its office space for $9,477 per month from a corporation in which Mr. Shuster is the majority stockholder. See "Certain Relationships." These relationships illustrate how dependent the Company is on the resources of Mr. Shuster and the entities with which he is affiliated. If Mr. Shuster were unavailable or unable to assist the Company at a critical time, there can be no assurance that the Company would be able to adequately compensate for the loss of either Mr. Shuster's services or resources. Any such loss could have a material adverse effect on the Company's business, operations and prospects for the future. In addition, the compensation and fees to be paid to persons and entities which Mr. Shuster is associated with in the future, if any, will not be reached by arms length negotiations and therefore may be on terms not as favorable to the Company than if such agreements were entered into by the Company with an unaffiliated third party.


         In addition to situations where the Company has been the beneficiary of the relationship with Mr. Shuster and his affiliated companies, there have been situations in which the Company has loaned money to companies affiliated with Mr. Shuster. In May 1997, the Company made a $500,000 loan to Grand Havana. The loan bears interest at prime plus three percent (3%) and is due on demand. As of July 30, 1997, the loan balance was approximately $502,875. On July 31, 1997, Grand Havana repaid $450,000 of the loan. However, in August and September of 1997, the Company subsequently lent Grand Havana an additional $500,000. Additionally, in August and September of 1997, the Company advanced approximately $275,000 to ULC. These advances will be used to offset distributions due as of July 31, 1997 of $143,038 and amounts due subsequent to July 31, 1997 to ULC as a limited partner in HEP II. At the time of the loans to Grand Havana and ULC, the Company was in arrears of $393,498 ($536,536, which includes the $143,038 owed to ULC) to the third party limited partners of HEP I and HEP II. The advance paid to ULC may be deemed a preference because a similar advance was not made to the other limited partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 5 to the Company's Financial Statements and "Use of Proceeds." There can be no assurance that in the future the Company will not enter into other transactions that could benefit Mr. Shuster and/or his affiliated companies. These future transactions may be at a time that the money may be needed by the Company for its operations or to pay other creditors of the Company.

         Delaware law provides that a contract that a corporation enters into in which its officers and directors have a financial interest (a "Related Party Contract") is not void or voidable if the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board of Directors, and the Board, in good faith, authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum. Delaware law further provides that a Related Party Contract is not void or voidable if the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the Board of Directors. Management's policy is to permit the Company to enter into Related Party Contracts so long as such contracts would not be void or voidable under Delaware law. Accordingly, with respect to each of the Related Party Contracts described above, the Company's Board of Directors is fully aware of the relevant relationships and financial interests involved, and the disinterested Board members have adopted resolutions, in good faith, approving each of such Related Party Contracts. Further, the Board of Directors believes each of the above-described Related Party Contracts was fair as to the Company at the time it was authorized or ratified by the Board. None of the Related Party Contracts described above has been submitted to the stockholders for their approval and the Company does not intend to submit such Related Party Contracts to the stockholders for their approval in the future. Management may enter into additional Related Party Contracts in the future so long as the Board of Directors is aware of the relationships and financial interests of an officer and director in the contract and the contract is approved by the disinterested directors in good faith. The Company is not currently aware of any circumstances which would make it change its policy with respect to entering into Related Party Contracts in the future.


RISKS OF MOTION PICTURE PRODUCTION


         General.   The  motion  picture  industry  is  highly  speculative  and inherently risky. There can be no assurance of the economic success of any motion picture since the revenues derived from the production and distribution of a motion picture (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon its acceptance by the public, which cannot be predicted. Therefore, there is a substantial risk that some or all of the Company's motion pictures will not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized. Furthermore, the Company, as a small independent film company, anticipates that many, if not all of its films, will not be released in theaters but instead, will be released, if at all, on cable television, television and other similar media. See "Business--Motion Picture Industry Overview."

         Completion of a Motion Picture Subject to Uncertainties and Financial Risks. The production, completion and distribution of motion pictures is subject to numerous uncertainties, including financing requirements, personnel availability and the release schedule of competitive films. The Company will be subject to substantial financial risks relating to the production, completion and release of motion pictures. In addition, a significant amount of time may elapse between the expenditure of funds by the Company and the receipt of revenues from the motion pictures. See "Business--Financing of Motion Picture Production."


COMPETITION


         Motion picture production and distribution are highly competitive. The competition comes from both companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. The Company's competition for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing includes several "major" film studios including, but not limited to, The Walt Disney Company, Paramount Pictures Corporation, MCA, Columbia Pictures, Tri-Star Pictures, Twentieth Century Fox, Warner Brothers Inc. and MGM/UA, which are dominant in the motion picture industry, as well as numerous independent motion picture and television production companies, television networks and pay television systems. Many of these organizations with which the Company competes have significantly greater financial and other resources than does the Company. In addition, the Company's films compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies, including motion pictures distributed by CFE, HBO and the Company's foreign distributors. As a result, the success of any of the Company's films is dependent not only on the quality and acceptance of that particular film, but also on the quality and acceptance of other films. See "Business."

SUBSTANTIAL AND IMMEDIATE DILUTION

         The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock pursuant to this Prospectus therefore will incur immediate and substantial dilution of $3.82 per share (approximately 63.7% of the per share offering price). Existing stockholders acquired their shares of Common Stock at a price lower than the offering price and, accordingly, new investors will bear a substantial portion of the risks inherent in an investment in the Company. See "Dilution."

ABSENCE OF DIVIDENDS

         The Company has never paid cash dividends on the Common Stock and no cash dividends are expected to be paid on the Common Stock in the foreseeable future. The Company anticipates that for the foreseeable future all of its cash resources and earnings, if any, will be retained for the operation and expansion of the Company's business. See "Dividend Policy."


RISKS OF INTERNATIONAL BUSINESS


         At July 31, 1997 and July 31, 1996, foreign sales in Asia, South America and Europe accounted for 42% and 48%, respectively, of total revenues for these periods. Management of the Company anticipates that a significant percentage of the Company's revenues and income, if any, will continue to come from foreign sources. Accordingly, the Company is subject to the risks inherent in conducting business across national borders, including, but not limited to, currency exchange rate fluctuations, international incidents, military outbreaks, economic downturns, government instability, nationalization of foreign assets, government protectionism and changes in governmental policy, any of which could have a material adverse effect on the Company's business and operations and its prospects for the future.

FLUCTUATION OF OPERATING RESULTS


         Most of the Company's revenues are expected to be derived from the exploitation of a limited number of motion pictures produced by the Company. See "Business--Strategic Objective." As a result of this factor, as well as uncertainties in the release schedules of its motion pictures and audience responses thereto, the Company's revenues and earnings are expected to fluctuate significantly from quarter to quarter. Accordingly, the Company's revenues and earnings in any particular period may not be indicative of the results for any future period.


CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS


         Upon completion of this Offering assuming no exercise of the outstanding options or warrants or conversion of Preferred Stock to Common Stock), management and the existing stockholders of the Company will beneficially own approximately 82.3% of the outstanding Common Stock. As a result, management and the existing stockholders will continue to be in a position to elect all of the members of the Board of Directors of the Company, to cause an increase in the Company's authorized capital stock, to cause the dissolution, merger or sale of the assets of the Company and, generally, to direct the affairs of the Company. This concentration of ownership will likely have the effect of discouraging third parties from acquiring substantial blocks of the Company's Common Stock to cause a change in the management and control of the Company. Such concentration of ownership with management could tend to limit the price that investors might be willing to pay in the future for shares of Common Stock as it may reduce the possibility of a change in control of the Company. A change in control of an issuer frequently occurs at a premium over the historical trading prices of the issuer's publicly traded Common Stock. See "Security Ownership of Certain Beneficial Owners and Management," "Certain Relationships" and "Description of Capital Stock."

POTENTIAL STRIKES


         Many individuals associated with the Company's productions, including actors, writers and directors, are members of guilds or unions which bargain collectively with producers on an industry-wide basis from time to time. The Company's operations are dependent upon its compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. Strikes or other work stoppages by members of these unions could delay or disrupt the Company's activities. However, the extent to which the existence of collective bargaining agreements may affect the Company in the future is not currently determinable. See "Business--Employees."

NEED FOR ADDITIONAL FINANCING

         The Company believes that its existing capital resources, together with the proceeds of this Offering, will enable the Company to maintain its operations and working capital requirements for at least twelve (12) months. However, it is possible that additional financing will be required to fund further growth in the Company's business beyond the next 12 months whether through equity financing, debt financing or other sources. There can be no assurance that such sources of financing will be available, or will be available on terms acceptable to the Company. Inability to obtain additional financing could limit the Company's ability to produce motion pictures, retain writers, directors and other artistic elements, purchase rights to books, screenplays and other artistic properties, or take other actions that would benefit the Company and its stockholders and could therefore have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITATION OF LIABILITY; INDEMNIFICATION

         The Company's Articles of Incorporation and Bylaws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors under certain circumstances. Such provisions may discourage stockholders from bringing a lawsuit against directors for breaches of fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise have benefitted the Company and its stockholders. These provisions make the Company responsible for costs of settlement and damage awards against the Company's officers or directors are paid by the Company pursuant to the indemnification provisions of its Articles of Incorporation and Bylaws. Accordingly stockholders may be deterred from bringing a lawsuit against an officer or director of the Company if the potential negative effect on earnings outweighs the potential gains to be derived from the lawsuit. In addition, stockholders may be further deterred from bringing a derivative lawsuit against an officer or director since such suits may be prohibitively expensive and time consuming for stockholders to pursue. See "Certain Provisions of the Company's Articles of Incorporation and Bylaws."


EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law may delay, defer or prevent a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. In particular, the ability of the Company's Board of Directors to issue "blank check" preferred stock without further stockholder approval may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock."


NEGOTIATED OFFERING PRICE

         The initial public offering price of the Common Stock to be sold in this Offering was determined by negotiations between the Company and the Representative and may not be indicative of the market price of the Common Stock after this Offering. See "Underwriting--Pricing of the Offering." The initial public offering price also does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations of the Company or any other established criteria of value. Factors not within the control of the Company, including public statements from securities analysts and others concerning the Company's operations, public acceptance of the Company's motion pictures, interest rates and changes in general market conditions could have a significant impact on the future market prices for shares of the Common Stock, which may be volatile.

LACK OF PRIOR MARKET FOR COMMON STOCK; NO ASSURANCE OF PUBLIC TRADING MARKET


         Prior to this Offering, no public trading market existed for the Common Stock. There can be no assurance that a public trading market for the Common Stock will develop or that a public trading market, if developed, will be sustained. If a trading market does in fact develop for the Common Stock offered hereby, there can be no assurance that it will be maintained. Furthermore, if for any reason the Common Stock is not listed on the NASD Electronic Bulletin Board or a public trading market does not otherwise develop, purchasers of the Common Stock may have difficulty in selling their Common Stock should they desire to do so. In any event, the Company's Common Stock may be subject to rules affecting securities that sell for under $5.00 per share. See "--'Penny Stock' Regulations May Impose Certain Restrictions on Marketability of Securities."


         Although they have no legal obligation to do so, the Underwriters from time to time may act as market makers and may otherwise effect and influence transactions in the Common Stock. However, there is no assurance that the Underwriters will continue to effect and influence transactions in the Common Stock. The prices and liquidity of the Company's Common Stock may be significantly affected by the degree, if any, of the Underwriters' participation in the market. The Underwriters may voluntarily discontinue such participation at any time. Further, the market for, and liquidity of, the Common Stock may be adversely affected by the fact that a significant amount of the Common Stock may be sold to customers of the Underwriters.

         The Common Stock offered hereby will be traded in the over-the-counter market in what are commonly referred to as the 'pink sheets' or on the NASD Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of the Common Stock offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's Common Stock. See "Underwriting."

DEPENDENCE ON THE UNDERWRITER

         In addition to its market making services, Company has agreed to engage the Underwriter in connection with rendering future investment banking services and also agreed to enter into a separate merger and acquisition agreement, and has agreed to pay the Underwriter significant fees and compensation in connection with the services to be rendered to the Company by the Underwriter pursuant to these agreements. The fees payable to the Underwriter pursuant to these agreements may be greater than if the Company engaged another investment banking firm to render these services. See "Underwriting." In addition, if the Underwriter is not available to assist the Company or is unable to assist the Company to the fullest extent under the investment banking agreements and merger and acquisition agreement, it is possible that the Company will be unable to complete any such future transactions or will complete such transactions on terms less favorable to the Company and its shareholders than the terms that could have been negotiated if the Underwriter were fully available to assist the Company.

SHARES AVAILABLE FOR FUTURE SALE

         Upon completion of this Offering, there will be 2,500,000 shares of Common Stock outstanding, excluding shares issuable upon exercise of stock options and warrants and upon conversion of outstanding shares of Preferred Stock. Of these shares, the 500,000 shares sold in this Offering will be freely tradeable under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares purchased by an "affiliate" of the Company. The remaining 2,000,000 shares (the "Restricted Shares") (which were issued and sold by the Company in private transactions in reliance upon the non-public offering exemption set forth in Section 4(2) of the Securities Act) and any other shares hereafter acquired by an "affiliate" of the Company will be eligible for sale under Rule 144 under the Securities Act, or at any time pursuant to an effective registration statement relating to such shares. Notwithstanding the above, the holders of the 2,000,000 shares of Common Stock and 324,296 Shares of Preferred Stock have agreed with the Representative and the Company not to sell or otherwise dispose of their shares of Common Stock without the prior written consent of the Representative and the Company for a period of two years from the date of this Prospectus. No prediction can be made as to the effect, if any, that future sales, or the availability of shares of capital stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of stock (including shares issuable upon the exercise of stock options and warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for such shares.

SUBSTANTIAL NUMBER OF AUTHORIZED SHARES AVAILABLE FOR FUTURE ISSUANCE; POSSIBLE DILUTIVE AND ANTI-TAKEOVER EFFECTS

         The Company's Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock. Upon completion of this Offering, there will be approximately 17,500,000 authorized but unissued shares of Common Stock available for future issuance. The Company's Board of Directors has the power to issue substantial amounts of additional shares without stockholder approval. Although the Company currently has no commitments to issue any shares of Common Stock other than as described in this Prospectus, the Company may issue a substantial number of additional shares in connection with future financings or acquisitions. To the extent that additional shares of Common Stock are issued, dilution of the interests of the Company's stockholders will occur.

         The Company's Articles of Incorporation also authorize the issuance of 3,000,000 shares of Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. There are currently approximately 324,296 shares of Preferred Stock outstanding see "Description of Capital stock." The Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In addition, the issuance of Preferred Stock and Common Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company currently has no commitments to issue any shares of Preferred Stock or Common Stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock."


'PENNY STOCK' REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

          The Securities and Exchange Commission (the "Commission"') has adopted regulations which generally define 'penny stock' to be any security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Therefore, if the market price of the Common Stock is less than $5.00 per security, then such security would fall within the definition of 'penny stock.' Since it is intended that the Common Stock offered hereby will be authorized for quotation on the Electronic Bulletin Board, such securities will not be exempt from the definition of 'penny stock.' The Company's Common Stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the 'penny stock' rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this Offering to sell the Company's Common Stock in the secondary market and the price at which such purchasers can sell any such securities.


UNFORESEEN RISKS

         In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this memorandum, potential investors should keep in mind other possible risks.


                                 USE OF PROCEEDS


         The net proceeds from the sale of the 500,000 shares of Common Stock offered by the Company in this Offering, after deducting the estimated underwriting discounts and commissions and expenses payable by the Company to attorneys and accountants in connection with this Offering, are estimated to be $2,283,000. The net proceeds of this Offering will be used for (1) paying $536,536 distributions owed to investors in the Company's two limited partnerships, and (2) film production costs, including but not limited to, (a) motion picture development and production, including, but not limited to, (i) supplying production financing for the Company's motion picture projects, (ii) retaining, generally on a picture-to-picture basis, the services of writers, directors and other artistic elements in the development of motion picture projects, (iii) purchasing or obtaining options for rights to books, screenplays and other artistic properties, and (iv) general administrative expenses related to motion picture development.


         The Company intends to maintain flexibility in order to adjust its strategies in response to (i) the financial results of its motion pictures, (ii) developments in the motion picture and entertainment industries, (iii) changing needs of the Company, and (iv) new opportunities that may arise in the future. Accordingly, the specific allocation and expenditure of the proceeds of this Offering among the foregoing uses will remain within the discretion of management and cannot be determined as of the date of this Prospectus. Pending their ultimate application, the net proceeds will be invested in interest or non-interest bearing accounts or invested in short-term government obligations, investment-grade securities, money market funds or certificates of deposit.

         Management believes that the net proceeds from this Offering, together with its existing capital, funds from operations, advances from both domestic and foreign distributors and other available sources of capital, will be sufficient to enable the Company to fund its planned development, production and overhead expenditures for the next 12 months.

         The following table summarizes the expected use of proceeds described above:



                                                                 Dollar         Percentage of
                                 Use of Proceeds                 Amount         Net Proceeds
                                 ---------------                 ------         ------------
Payment of debt................................................  $  536,536         23.5%

Film Production Costs............................................ 1,746,464         76.5%

         Total...................................................$2,283,000        100.0%



                                 DIVIDEND POLICY

         The Company presently intends to retain future earnings, if any, to finance the expansion and development of its business and not pay cash dividends on the Common Stock in the foreseeable future. Any future decision of the Company's Board of Directors to pay dividends will be made in light of the Company's earnings, financial position, capital requirements and other relevant factors then existing.

                                    DILUTION


         As of July 31,  1997,  the Company has a net  tangible  book value of $
3.864 million or $1.66 per share. Net tangible book value per share of Common Stock is defined as the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding, including the shares resulting from the assumed exercise of all outstanding warrants, and options and conversion of Preferred Stock to Common Stock. After giving effect as of July 31, 1997 to the sale of 500,000 shares of Common Stock offered hereby and after deducting the estimated offering expenses, the pro forma net tangible book value of the Common Stock at July 31, 1997 would have been $6.147 million or $2.18 per share. This represents an immediate increase in net tangible book value of $0.52 per share to existing stockholders and an immediate dilution of $3.82 per share or 63.7% of the offering price, to new investors purchasing the shares offered hereby. The following table illustrates this per share dilution:




Initial public offering price                                                                      $   6.00

   Net tangible book value per share before offering                                       $1.66

   Increase in net tangible book value attributable to new investors                        0.52
                                                                                 ---------------

Pro forma net tangible book value after giving effect to public offering                               2.18
                                                                                                -----------

Dilution per share to new investors                                                                $   3.82

                                                                                                ===========

         The following table, calculated as of July 31, 1997 on the same basis as above, summarizes with respect to existing holders of Common Stock, including the shares resulting from the assumed exercise of all outstanding warrants, options and conversion of Preferred Stock to Common Stock, and new investors of Common Stock in this Offering, a comparison of the number of shares acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage total consideration paid and the average price per share.



                                            Shares Purchased           Total Consideration          Average
                                            -----------------          -------------------          Price
                                           Number      Percent        Amount         Percent       Per Share
                                           ------      -------        ------         -------       ---------
Existing Stock holders                   2,324,296      82.3%       $ 3,864,239       56.3%        $    1.66
New Investors                              500,000      17.7%         3,000,000       43.7%        $    6.00
                                       -----------------------------------------------------
                                         2,824,296     100.0%       $ 6,864,239      100.0%
                                       =====================================================

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of July 31, 1997, and as adjusted to give effect to the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements and related Notes thereto and "Management's Discussion and Analysis and Results of Operation" appearing elsewhere in this Prospectus.



                                                                        July 31, 1997
                                                                        ----------------
                                                              Actual                       As Adjusted
                                                              ------                       -----------
                                                                        (in thousands)

          Minority Interest                                  $  1,794                        $  1,794


          Shareholders' Equity:

                     Preferred stock, $0.01 par value               3                               3
                     3,000,000 shares authorized,
                     324,296 of Series A Convertible
                     Preferred Shares issued and out-
                     standing.
                     Common stock, $0.01 par                       20                              25
                     value, 20,000,000 shares authorized,
                     2,000,000 shares issued and
                     outstanding;  2,500,000 shares
                     issued and outstanding, as
                     adjusted.
            Additional paid-in capital                          3,682                           5,960
            Retained Earnings                                     159                             159
                                                           ----------                      ----------
            Total shareholders' equity                          3,864                           6,147
                                                           ----------                      ----------
            Total Capitalization                             $  5,658                       $   7,941
                                                           ==========                      ----------

         -----------------------
(1) In accordance with Statement of Financial Accounting Standards No. 53 "Financial Reporting by Producers and Distributors of Motion Pictures," the Company has elected to present an unclassified balance sheet. For information concerning the Company's debt and lease obligations, see Notes to Consolidated Financial Statements.

                             SELECTED FINANCIAL DATA


         The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements, the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. The selected financial data for each of the two years ended July 31, 1997 and 1996 are derived from Company's audited financial statements.

                                                                          Years Ended
                                                                             July 31,
                                                                 ---------------------------
Consolidated Statement of Operations Data:                             1997            1996
                                                                   ------------    ------------
                                                               (in thousands, except per share data)
   Film revenue............................................      $     6,171        $   2,626

   Film amortization.......................................            5,401            1,609

                                                                    ------------   -------------
   Gross Profit............................................              770            1,017

        General, administrative and selling expenses.......              844              755

        Interest expense...................................               61              127

        Other income net...................................                7               48

   Income (loss) before income taxes.......................             (128)             183

   Provision for income taxes..............................              123               27
                                                                    ------------   -------------
   Income (loss) before minority interests.................      $      (251)       $     156


                                                                    ============   =============
   Minority interests (1)..................................      $       374        $     (88)

   Net Income .............................................      $       123        $      68

   Net income per share....................................      $      0.06        $    0.04

                                                                    ============   =============
   Weighted average shares outstanding.....................            2,057            1,563

                                                                    ============   =============

                                                                    July 31, 1997
                                                           ----------------------------
                                                              Actual       Proforma(2)
                                                           -------------   ------------
                                                            (Unaudited)    (Unaudited)
Consolidated Balance Sheet Data:
   Film costs, net.........................................  $    5,832    $   5,832

   Total assets............................................       6,908        8,654

   Total stockholders' equity .............................       3,864        6,147

----------

(1) Certain related and third parties own minority interests in two limited partnerships that financed three of the Company's motion pictures. See "Business--Financing of Motion Picture Production."
(2) Adjusted to reflect the sale of the 500,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with the Company's consolidated financial statements and the Notes thereto appearing elsewhere in this Registration Statement on Form SB-2 of which this Prospectus forms a part. Certain statements contained in this Registration Statement on Form SB-2 of which this Prospectus forms a part that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position and estimated cost savings, are forward-looking statements and involve risks and uncertainties. Although the Company believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward- looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" and "Business," as well as those discussed elsewhere in this Registration Statement on Form SB-2 of which this Prospectus forms a part. All forward-looking statements contained in this Registration Statement on Form SB-2 of which this Prospectus forms a part are qualified in their entirety by this cautionary statement.

         The period from May 10, 1995, the Company's inception, to July 31, 1995 is referred to herein as FY 1995 and the fiscal years ended July 31, 1996 and July 31, 1997 are referred to herein as FY 1996 and FY 1997, respectively.

OVERVIEW


         The Company is primarily engaged in the production and distribution of motion pictures in domestic and foreign markets. The Company produces low budget movies striving for stories with wide appeal and high production quality. The Company has produced and released eight movies through July 31, 1997 ranging in production costs from $390,000 to $3,620,000. The Company is in pre-production for its ninth production and is in the development stage of several more projects.

         The Company plans to produce three to five low budget movies per year. The Company expects its next several films to have budgets equal to or less than $1.0 million. The Company also believes that low budget films require less capital resources, less general and administrative costs and limit the financial risk to the Company in any one motion picture. Furthermore, the Company has had more favorable experiences with film costing equal to or less than $1.0 million. For example, through the year ending July 31, 1997, the Company estimates films costing equal to or less than $1.000 million each or $2.124 million in the aggregate will generate revenues of approximately $3.657 million. The contribution to gross margin will be $1.533 million or 72% of costs. For films costing in excess of $1.000 million, the Company estimates total revenues of approximately $11.472 million for films with an aggregate cost of $10.125 million. The contribution to gross margin will be $1.347 million or 13% of costs.

         A substantial portion of the Company's film revenue since its inception on May 10, 1995 has been derived from transactions with Cabin Fever Entertainment, Inc. ("CFE"). The Company licensed domestic rights to CFE for seven movies. In November 1996, after the Company already delivered the seven films licensed, CFE refused to accept delivery of the last of the seven movies. The relationship between the Company and CFE has subsequently deteriorated, resulting in a lawsuit wherein the Company claimed damages for copyright infringement, breach of contract and fraud. The case was filed in federal district court in New York in the first quarter of 1997. CFE did not answer the complaint but instead moved to dismiss the copyright claim, which was the basis for federal jurisdiction. Both parties agreed to transfer the case to state court in New York in November 1997, where CFE filed a motion to dismiss all claims except breach of contract claim. If CFE is successful with its motion, the company intends to move forward with the remaining contract claims in state court. Subsequent to the deterioration of the relationship with CFE, the Company has licensed two other films domestically through other distributors. See, "Business -- Legal Proceedings."

         Management of the Company anticipates that the majority of the total estimated revenues for the Company will be from licensing to foreign distributors. The Company attends film markets such as the Cannes Film Festival to promote and license its films to territories such as Germany, South Korea, Latin America and Spain. As of July 31, 1997, the Company has not licensed films in some major territories such as Japan and Scandinavia. Although there can be no assurances, the Company hopes to have licensing agreements in these territories by December 1998.


         The    Company    generally    amortizes    film   costs    using   the
individual-film-forecast computation method, under which film costs are amortized for each film in the proportion that revenue recognized during the current period for the film bears to management's estimate of the total film revenue to be realized from all media and markets for that film. Film costs include acquisition costs, print and advertising costs (including costs for advertising which is intended to benefit the films in other markets such as home video or television), and, with respect to home video, the costs of manufacturing (if applicable) and distributing the motion picture. Management regularly reviews and revises its revenue estimates for each film, which may result in a change in the rate of amortization and a write-down of the asset (thereby affecting stockholders' equity and the Company's gross profit).

         The Company's unamortized film costs are comprised as of the dates set forth below of the following:


                               July 31, 1997    July 31, 1996
                              ----------------  -------------
                                                (In thousands)

Film costs, net.............        $5,832         $9,200



         The Company believes gross film revenue with respect to a motion picture is typically realized in the first few years following the film's availability. As of July 31, 1997, approximately 57% of film costs have been amortized for films available for delivery prior to July 31, 1997.


RESULTS OF OPERATIONS

         The table sets forth, for the periods indicated, the percentage of total revenues represented by certain items included in the Statement of Operations.


                                             Years Ended
                                              July 31,
                                       -----------------------
                                          1997         1996
                                       -----------   ---------

Film Revenue                                100.0%      100.0%
Amortization of Film Costs                   87.5%       61.3
Gross Margin                                 12.5        38.7
Selling, General and Administrative          13.6        28.7
Expenses
Interest, Net                                 1.0        (4.4)
Income (Loss) Before Income Taxes            (2.1)        6.9
Benefit (Provision) for taxes                (2.0)       (1.0)
Minority Interests                            6.1        (3.3)
Net Income (Loss)                             2.0%        2.6%



YEAR ENDED JULY 31, 1997 COMPARED TO YEAR ENDED JULY 31, 1996


Film revenue. Film revenue for the year ended July 31, 1997 was $6.171 million, an increase of $3.545 million from the revenue during the year ended July 31, 1996 of $2.626 million. Their were four films available for foreign and domestic distribution in FY 1996 compared to eight films available in FY 1997.

Film amortization. Film amortization primarily represents the amortization of the Company's film costs. Film amortization was $5.401 million and $1.609 million in FY 1997 and FY 1996, respectively. The increase in amortization correlates to the increase in film revenue.

Interest. Interest expense for the year ended July 31, 1997 decreased to $0.061 million for FY 1997 from $0.114 million for FY 1996. The decrease was primarily attributable to the decrease in stockholders' advances from repayments and exchange of debt for preferred stock. See "Certain Relationships."

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $0.845 million for FY 1997 from approximately $0.755 million for FY 1996. For each fiscal year ending July 31, 1997 and 1996, the total selling, general and administrative costs, in absolute dollars were approximately $2.0 million. However, in connection with the production and pre-release marketing efforts during FY 1996, the Company capitalized certain selling, general and administrative attributable to the production or initial marketing of films. During FY 1997, less costs were capitalized as the Company's selling, general and administrative costs were allocated to both production and selling efforts for previously released films. The Company expects selling, general and administrative expenses, in absolute dollars, to remain level in the near future.


YEAR ENDED JULY 31, 1996 COMPARED TO INCEPTION (MAY 10, 1995) THROUGH JULY 31, 1995

Film revenue. Film revenue for the year ended July 31, 1996 was $2.626 million. For the period from inception in May 1995 to July 31, 1995 there was no revenue recognized. There were four films available for foreign and domestic distribution in FY 1996. During FY 1995, the Company's efforts were directed to production of films and start-up of the Company. Approximately 74.6% of the Company's film revenue for the year ended July 31, 1996 was attributable to one film released in the period.

Film Amortization. Film amortization primarily represents the amortization of the Company's film costs. Film amortization was $1.610 million in FY 1996 and there was no amortization for the period ended July 31, 1995.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $0.755 million for FY 1996 from approximately $0.032 for FY 1995, which represented only three months. During FY 1995, which represented only three months, the Company's efforts were directed to production of films and start-up of the Company.

Interest. Interest expense for the year ended July 31, 1996 increased to approximately $0.117 million from $0 for the period ended July 31, 1995. The increase was primarily attributable to the increase in stockholders' advances used to fund production efforts.

INFLATION.

         The Company believes that inflation, including periodic increases in movie admission and video rental prices, has not had a material impact on the Company's financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

         Since its inception on May 10, 1995, the Company has satisfied its liquidity requirements principally through advances and equity financing provided from its shareholders or investments from the sale of limited partnership interests in two limited partnerships. The Company's cash flow from operating, investing, and financing activities for FY 1997 and FY 1996 were as follows:


                                                 Fiscal Year Ended
                                                      July 31,
                                               1997              1996
                                          ---------------   --------------
                                                    (In thousands)

Cash Flow Provided by (Used in):
   Operating activities                     $  5,327         $   2,186
   Investing activities                       (2,033)          (10,810)
   Financing activities                       (2,494)            8,155


         As set forth above, cash flows provided by financing (primarily equity and advances from shareholders, investments in limited partnership interests in its subsidiaries) and cash provided from operating activities (mostly film revenues in domestic and international markets) have been sufficient to cover cash flows used for the Company's investing activities (primarily the Company's film acquisition and production costs). The Company experienced positive cash flow from operations of $5.327 million for the year ending July 31, 1997. As the Company increases the number of films it acquires or produces, it can be expected that net negative cash flow from investing will continue to be offset, in part by cash flows provided by operating activities.


         The Company will continue to be significantly dependent upon its ability to deliver movies to its customers. As of July 31, 1997, the Company had licenses with its customers for approximately $10.782 million, of which approximately $9.069 million was collected and recorded as revenue or deposits. The remaining $1.713 million will be collected at various periods depending on license terms between the Company and its customers and when movies are delivered. As the Company continues its selling efforts in film markets such as Cannes, America Film Market and Milan International Film, backlog is expected to increase, offset by collections upon delivery of movies to its customers.

         The Company actively seeks to acquire motion pictures to produce and distribute. The Company's ability to acquire suitable films for production or distribution has, in the past, been limited by its ability to raise capital (see "Financing of Motion Picture Production - Limited Partnerships") and its founding stockholders ability to provide adequate capital. The founding stockholders do not currently intend to make any further advances or investments to the Company.

         The Company has no material commitments for capital expenditures at July 31, 1997. The Company has no specific plans, proposals, arrangements or understandings with respect to future acquisitions or mergers with other companies.


         The Company believes that its existing capital resources, together with the proceeds of this Offering, will enable the Company to maintain its operations and working capital requirements for at least twelve (12) months. However, it is possible that additional financing will be required to fund further growth in the Company's business beyond the next 12 months whether through equity financing, debt financing or other sources. There can be no assurance that such sources of financing will be available, or will be available on terms acceptable to the Company. Inability to obtain additional financing could limit the Company's ability to produce motion pictures, retain writers, directors and other artistic elements, purchase rights to books, screenplays and other artistic properties, or take other actions that would benefit the Company and its stockholders and could therefore have a material adverse effect on the Company.


         As a general rule, all transactions among the Company and its officers, directors or 5% or greater stockholders and their affiliates have been, and in the future will be, made on terms no less favorable than terms available from unaffiliated third parties. In accordance with such policy, all agreements between the Company and any entity in which a director, executive officer or principal stockholder of the Company or a member of the immediate family of such person is a director, executive officer or principal stockholder of the Company or a member of the immediate family of such person is a director, executive officer or principal stockholder must be approved by all disinterested directors. A "member of the immediate family" is defined as a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. See "Risk Factors- Conflicts of Interest."


                                    BUSINESS

MOTION PICTURE INDUSTRY OVERVIEW

         GENERAL

         The motion picture industry consists of two principal activities: production, which involves the development, financing and production of motion pictures; and distribution, which involves the promotion and exploitation of feature-length motion pictures in a variety of media, including theatrical exhibition, home video, television and other ancillary markets, both domestically and internationally. The United States motion picture industry is dominated by the "major" studios, including The Walt Disney Company, Paramount Pictures Corporation, Warner Brothers, Inc., MCA, Twentieth Century Fox, Columbia Pictures, Tri-Star Pictures and MGM/UA. The major studios are typically large diversified corporations that have strong relationships with creative talent, exhibitors and others involved in the entertainment industry and whose libraries of motion pictures provide a stable source of earnings which offset the variations in the financial performance of their motion picture releases and other aspects of their motion picture operations. The major studios have historically produced and distributed the vast majority of high grossing theatrical motion pictures released annually in the United States.

         In recent years, "independent" films have been successfully marketed and have received commercial acclaim. Of the five pictures nominated for "best picture" in 1996, four, Fargo, The English Patient, Shine and Secrets and Lies, are independent films. In addition, an independent film, The English Patient, won the Oscar for the Best Picture of 1996. Furthermore, the major recipients of Oscar nominations were independent films rather than the films produced by the larger studios. The public's acceptance of these movies not produced by a major studio indicates that companies such as the Company can be competitive in an industry that traditionally has been dominated by the larger studios. Harvey Weinstein, co-Chairman of Miramax, the New York based and Disney-owned company, commented that the Oscar nominations indicate "that there are actually two movie businesses now: the big studio event movies and the smaller, more innovative independent film." He added that all the nominations "have one thing in common: they were writer-driven with good sound stories." The results of the 1996 Oscars further solidify the importance of independent film makers. The independent studios earned most of the major Oscars, including, best picture, best actor, best actress, best supporting actress, and best director.

         The Company has also profited from the success of the independent film companies in 1996. Since the nominations were announced, management of the Company has been able to speak with well-known actors, actresses, and directors about working with the Company to develop independent productions. In the past, these people would not have discussed any possible projects with the Company. However, management of the Company believes that the success of the independents in 1996 may be the beginning of a cycle from which the Company will be able to benefit. Management of the Company believes that over time the Company can develop a solid reputation for producing quality, market-accepted lower-budget movies.

         MOTION PICTURE PRODUCTION AND FINANCING

         The production of a motion picture begins with the screenplay adaptation of a popular novel or other literary work acquired by the producer or the development of an original screenplay having its genesis in a story line or scenario conceived or acquired by the producer. In the development phase, the producer typically seeks production financing and tentative commitments from a director, the principal cast members and other creative personnel. A proposed production schedule and budget are also prepared during this phase. Upon completing the screenplay and arranging financing commitments, pre-production of the motion picture begins. In this phase, the producer engages creative personnel to the extent not previously committed; finalizes the filming schedule and production budget; obtains insurance and secures completion guaranties, if necessary; establishes filming locations and secures any necessary studio facilities and stages; and prepares for the start of actual filming. For the Company, principal photography (the actual filming of the screenplay) generally extends from three to six weeks, depending upon such factors as budget, location, weather and complications inherent to the screenplay. This varies considerably from the major studios which may be in principal photography for as long as 30 to 40 weeks. Following completion of principal photography in what is typically referred to as post-production, the motion picture is edited, opticals, dialogue, music and any special effects are added, and voice, effects and music sound tracks and pictures are synchronized. This results in the production of the negative from which release prints of the motion picture are made.

         Production costs consist of acquiring or developing the screenplay, film studio rental, principal photography, post-production and the compensation of creative and other production personnel. Distribution expenses, which consist primarily of the costs of advertising and preparing release prints, are not included in direct production costs. The major studios generally fund production costs from cash flow generated by motion picture and related activities or, in some cases, from unrelated businesses or through off-balance sheet methods. Substantial overhead costs, consisting largely of salaries and related costs of the production staff and physical facilities maintained by the major studios, also must be funded. Independent production companies generally avoid incurring overhead costs as substantial as those incurred by the major studios by hiring creative and other production personnel and retaining the other elements required for pre-production, principal photography and post-production activities on a picture-by-picture basis. Sources of funds for independent production companies may include bank loans, "pre-licensing" of distribution rights, equity offerings and joint ventures. Independent production companies generally attempt to obtain all or a substantial portion of their financing of a motion picture prior to commencement of principal photography, at which point substantial production costs begin to be incurred and require payment.

         "Pre-Licensing" of film rights is often used by independent film companies to finance all or a portion of the direct production costs of a motion picture. By "pre-licensing" film rights, a producer obtains amounts from third parties in return for granting such parties a license to exploit the completed motion picture in various markets and media. Production companies with distribution divisions may retain the right to distribute the completed motion picture either domestically or in one or more international markets. Other production companies may separately license theatrical, home, video, television and all other distribution rights among several licensees. See "Business -- Financing of Motion Picture Production."

         In connection with the production and distribution of a motion picture, major studios and independent production companies often grant contractual rights to actors, directors, screen writers, and other creative and financial contributors to share in revenues or net profits (as defined in their respective agreements) from such motion picture. Except for the most sought-after talent, these third-party participations are generally payable after all distribution fees, marketing expenses, direct production costs and financing costs are recouped in full.

         MOTION PICTURE DISTRIBUTION

         General
         -------

         Distribution of a motion picture involves domestic and international licensing of the picture for (a) theatrical exhibition, (b) non-theatrical exhibition, which includes airlines, hotels and armed forces facilities, (c) video cassettes, (d) presentation on television, including pay-per-view, pay, network, syndication or basic cable and (e) marketing of the other rights in the picture and underlying literary property, which may include books, merchandising and soundtracks. In recent years, revenues from the licensing of rights to distribute motion pictures in ancillary (i.e., other than domestic theatrical) markets, particularly international pay and free television, have increased significantly.

         The distributor typically acquires rights from the producer to distribute a motion picture in one or more markets and/or media. For its distribution rights, the distributor generally agrees to pay to the producer a certain minimum advance or guarantee upon the delivery of the completed motion picture, which amount is to be recouped by the distributor out of revenues generated from the distribution of the motion picture in particular media or territories. After the distributor has recouped the amount advanced (if any) plus its distribution costs, the distributor is then entitled to retain ongoing distribution fees computed as a percentage of the gross revenues generated from its distribution of the picture. The producer is thereafter entitled to receive all remaining revenues in excess of the ongoing distribution fee retained by the distributor.

         A substantial portion of a film's ultimate revenues are generated in a film's initial distribution cycle (generally the first five years after the film's initial domestic theatrical release). Commercially successful motion pictures, however, may continue to generate revenues after the film's initial distribution cycle from the relicensing of distribution rights in certain media, including television and home video, and from the licensing of distribution rights with respect to new media and technologies.

         Below is a  summary  of the  potential  distribution  cycle of a motion picture. It is important to realize that the distribution cycle of a motion picture varies from picture to picture and from company to company. The Company, as a small independent film company, anticipates that many, if not all, of its films will not be released in theaters and instead, will be released, if at all, on television or other similar media. The movie industry is highly competitive, and there is no guarantee that any of the Company's movies will be released in any media, or if released, will be able to generate enough revenues to recoup the direct negative costs associated with the movie's production. See "--Competition" and "Risk Factors--Risks of Motion Picture Production."

         Theatrical
         ----------

         The theatrical distribution of a motion picture involves the licensing and booking of the motion picture to theatrical exhibitors, the promotion of the picture through advertising and publicity campaigns and the manufacture of release prints from the film negative. Expenditures on these activities, particularly on promotion and advertising, are often substantial and may have a significant impact on the ultimate success of the film's theatrical release. Moreover, as the vast majority of these costs (primarily advertising costs) are incurred prior to the first weekend of the film's domestic theatrical release, there is not necessarily a correlation between these costs and the film's ultimate box office performance. In addition, the ability to distribute a picture during peak exhibition seasons, including the summer months and the Christmas holidays, may affect the theatrical success of the picture.

         While arrangements for the exhibition of a film vary greatly, there are certain fundamental economic relationships applicable to domestic theatrical distribution. Theater owners (the "exhibitors") retain a portion of the admission paid at the box office ("gross box office receipts"). The share of the gross box office receipts retained by an exhibitor generally includes a fixed amount per week (in part to cover overhead), plus a percentage of receipts that escalates over time. The balance ("gross film rentals") is remitted to the distributor. The distributor then retains a distribution fee from the gross film rentals and recoups the costs incurred in distributing the film which consist primarily of the cost of advertising and the cost of release prints for exhibition. The balance of gross film rentals, after deducting distribution fees and any additional distribution costs recouped by the distributors ("net film rentals"), is then remitted to the producer of the film.

         Home Videos
         -----------
         A motion picture typically becomes available for videocassette distribution within four to six months after its initial domestic theatrical release. Home video distribution consists of the promotion and sale of video cassettes to local, regional and national video retailers which rent or sell video cassettes to consumers primarily for home viewing.

         Television
         ----------
         Television rights are generally licensed first to pay-per-view for an exhibition period within six to nine months following initial domestic theatrical release, then to pay television approximately twelve to fifteen months after initial domestic theatrical release, thereafter in certain cases to free television for an exhibition period, and then to pay television again. These films are then syndicated to either independent stations or basic cable outlets. Pay-per-view allows subscribers to pay for individual programs. Pay television allows cable television subscribers to view such services as HBO, Cinemax, Showtime, The Movie Channel or Encore Media Services offered by their cable system operators for a monthly subscription fee. Since groups of motion pictures are typically packaged and licensed as a group for exhibition on television over a period of time, revenues from these television licensing "packages" may be received over a period that extends beyond five years from the initial domestic theatrical release of a particular film. Motion pictures are also "packaged" and licensed for television broadcast in international markets.

         Non-Theatrical and Other Rights
         --------------------------------
         Films may be licensed for use by airlines, schools, public libraries, community groups, the military, correctional facilities, ships at sea and others. Music contained in a film may be licensed for sound recording, public performance and sheet music publication. Rights in motion pictures may be licensed to merchandisers for the manufacture of products such as video games, toys, T-shirts, posters and other merchandise. Rights may also be licensed to create novelizations of the screenplay and other related book publications.

         International Markets
         ---------------------
         In addition to their domestic distribution activities, motion picture producers and distributors generate substantial revenues from distribution of motion pictures in international markets (in the same media in which films are distributed in the domestic market).

COMPANY HISTORY


         The Company was organized under the laws of the State of Delaware in May 1995 under the name "Hit Entertainment, Inc." In June 1997, the Company changed its name to its current name, "United Film Distributors, Inc." At November 14, 1997, the Company had a total of thirteen wholly-owned subsidiaries through which it operates its business. The Company generally creates a separate subsidiary corporation to contract for the different rights connected to specific projects. The Company itself generally does not enter into agreements with respect to specific projects.

         The Company is engaged in the acquisition, development, financing, production, distribution and licensing of motion pictures for exhibition in domestic and international theatrical markets and for subsequent worldwide release in different media, including, but not limited to, home video and pay and free television. Harry Shuster, the Company's Chairman, has produced or co-produced 20 movies during the past 25 years. Brian Shuster, President and Chief Executive Officer of the Company, has been involved in various aspects of film production for approximately 15 movies during the past eight years. See "Management."

         During the Company's first two years of operations, the Company has completed production of eight films, consisting of The Secret Agent Club, Prey of the Jaguar, Blood Money, The Elevator, Firestorm, Chase Morran, Santa with Muscles, and Skeletons. Santa with Muscles was released in movie theaters in November 1996; Chase Morran was released in February 1997 on the SCI-Fi channel; and Skeletons was released on HBO in April 1997. Prey of the Jaguar, Blood Money, and Firestorm have been licensed by HBO from CFE, but release dates have not yet been determined. See "Business--Financing of Motion Picture Production ("and Risk Factors - Litigation with Cabin Fever Entertainment, Inc.")." The other movies are expected to be distributed by the end of the year. In addition, the Company is currently in pre-production of several films, one of which is Wrong Turn, which should be completed in early 1998 and released soon thereafter. All of the films produced by the Company to date have been in a budget range of between $390,000 and $3,620,000. See "--Motion Picture Production" for the Company's current slate of motion picture projects.


         To produce a project, the Company first acquires the rights to a story, book or script ("property"). The Company then typically secures a financing or production commitment for the project from third parties, such as private investors, studios, and distributors, prior to expending substantial funds in the development process. However, the Company does advance its own funds to meet the interim costs of development and production which amounts are generally repaid to the

Company pursuant to the production contracts. See "Business--Financing of Motion Picture Production" for a description of the Company's financing activities.

STRATEGIC OBJECTIVE

         The Company's strategy is to (i) develop long-term relationships with talent who have demonstrated the ability to attract widespread audience interest, both domestically and in significant international markets, (ii) seek to limit the financial risk to the Company inherent in any one motion picture project while preserving potential returns through the strategic use of long-term distribution agreement with companies such as HBO covering the United States and Canada, and their respective territories, possessions, and protectorates (the "Domestic Territories") as well as such foreign distributors such as Highlight Communications (Germany), Saehan/Hollyvision/Digital Media (South Korea), Consorcio Europa Serviano Ribiero (Brazil), Manga Films (Spain) and Italian International Films (Italy), and (iii) exercise strong management control of production costs of its motion pictures, as well as of general overhead.

         The Company's principal goal is to produce and arrange for the release of three to five commercially successful low-budget motion pictures per year. Although there can be no assurances, the Company believes that over time these films will become the core of a library of films which management believes have the capacity of generating revenues from their worldwide exploitation in existing and future media and markets. The Company, as a small independent film company, anticipates that many, if not all of its films, will not be released in theaters but instead, will be released on cable television, television and other similar media.

         The Company attempts to balance the financial risk in its productions with the potential return from exploitation of the rights in its motion pictures by entering into selective, strategic financing and distribution arrangements with certain domestic and international distributors. These distributors provide advances and minimum guarantees in return for the right to distribute the Company's motion pictures in the licensed territory or media. Generally, the Company's goal is to receive licensing advances and guarantees (referred to herein as "prelicensing") in an amount equal to no less than 40% of the aggregate direct negative cost of its motion pictures and, in this way, arrange for distribution of the Company's motion pictures without incurring the financial risk often associated with distribution.


         Management believes, based upon its experience, that it can obtain deposits from foreign distributors of 10% to 20% pursuant to distribution agreements. The aggregate of said deposits provides from 5% to 30% percent of the aggregate direct negative cost of each motion picture. However, there can be no assurance with respect to any particular motion picture that such advances continue to cover such film's direct negative cost.


         The Company attempts to strictly control the cost of each motion picture through active management involvement in all phases of the production process. Management is actively involved in the budgeting process, including the development of economic assumptions used in determining whether a particular project is approved for production.

         Management of the Company believes that its extensive experience in the motion picture industry will enable the Company to control and maintain its general overhead expenditures at appropriate levels given its production schedule. For each motion picture that is approved for production, additional personnel are employed to work on that motion picture only, and the costs of these personnel are included in the budgeted cost for such motion picture. Management of the Company believes that there will be adequate qualified personnel available from time to time to meet the Company's needs for additional personnel. As a result, when no motion pictures are in production, the Company maintains a relatively small staff (currently four full-time employees), which management believes is sufficient to conduct the Company's current business activities. Management intends to keep its permanent, full-time staff members needed to operate the Company on a day-to-day basis at a small number in order to keep its fixed overhead expenses low. See "Business--Employees."

MOTION PICTURE PRODUCTION

         Much of the Company's first two years of operations was spent acquiring the rights to and developing motion picture projects, as well as producing eight motion pictures. The Company has completed production of eight motion pictures to date, consisting of: The Secret Agent Club, Prey of the Jaguar, Blood Money, The Elevator, Firestorm, Chase Morran, Santa with Muscles, and Skeletons. In addition, as indicated below, the Company has several projects in pre-production, one of which is entitled Wrong Turn, which should be completed in early 1998 and released soon thereafter. The aggregate direct negative costs of the Company's eight completed films was approximately $12,249,000.



                                      Completed and Pending Motion Picture Productions


          Title              Major Creative Elements                         Storyline                              Status
          -----              -----------------------                         ---------                           ------------
Skeletons              Director: David DeCoteau           After  suffering a heart  attack,  a Pulitzer    Released   on   HBO   in
                          (Prey of the Jaguar, Puppet     Prize winning journalist relocates his family    April 1997.
                          Master 3, Lady Avenger)         to a picture  perfect town in Maine.  When he
                                                          becomes involved in a murder investigation he
                       Cast: Ron Silver                   discovers  the evil  truth  behind  the town.
                          (Time Cop, Reversal of          Since the 19th Century,  the  residents  have
                          Fortune)                        kept  the  outside  world  away by  murdering
                                                          anyone  who  attempts  to  infiltrate   their
                       James Coburn                       pristine village.
                          (Maverick, Eraser)

                       Christopher Plummer
                          (12 Monkeys, Wolf)

Santa with Muscles     Director: John Murlowski           When a small town falls victim to the devious    Released    domestically
                       (Automatic, Amityville: A New      plans of an arch  villain,  they must turn to    in November 1996.
                       Generation, The Secret Agent       the   only   person    capable   of   helping
                       Club)                              them...Santa    Claus.   Two   weeks   before
                                                          Christmas, a miracle arrives in the form of a
                       Cast: Hulk Hogan                   mysterious stranger -- who is convinced he is
                          (No Holds Barred, Suburban      the  real  Santa  Claus.  In no  time at all,
                          Commando, Mr. Nanny, The        criminals  are  quaking  in fear and the town
                          Secret Agent Club)              begins to come alive again.



The Elevator           Directors: Arthur Borman           A desperate  young writer traps a movie mogul   Completed,    no   current
                          (...And God Spoke)              in an elevator in order to read him a series    anticipated release dates.
                                                          of shorts that he had written.
                       Nigel Dick
                          (Private Investigations)


                       Rafal Zielinski
                          (Fun)

                       Cast: Martin Landau
                          (Ed Wood, Crimes and
                          Misdemeanors)

                       Martin Sheen
                          (The American President,
                          Apocalypse Now)

The Secret Agent       Director: John Murlowski           Ray (Hulk Hogan)  leads a double life.  Known    Completed,  and  licensed
Club                   (Automatic, Amityville: A New      by his  community  and  son as a  clumsy  toy    domestically   in   1997.
                       Generation,  Santa with Muscles)   store  owner,  he is really  the best  secret
                                                          agent in 1997. America.  After returning from
                                                          Tibet and  seizing the most  powerful  weapon
                       Cast: Hulk Hogan                   ever invented, Ray is kidnapped by evil-doers
                          (No Holds Barred, Suburban      who want the weapon to control the  universe.
                          Commando, Mr. Nanny,            With help from his friend,  Ray's son locates
                          Santa with Muscles)             the super-weapon and rescues Ray.


          Title              Major Creative Elements                           Storyline                            Status
          -----              -----------------------                           ---------                         ------------
Prey of the Jaguar     Director: David DeCoteau            Damien   Bandera   escapes  from  prison  and   Completed,  and  licensed
                       (Skeletons, Puppet Master 3,        murders  the  family  of  Special  Operations   domestically   in   1997.
                       Lady Avenger)                       agent  Derek  Leigh,  the  man who put him in
                                                           prison.  Filled with grief, Leigh assumes the
                       Cast: Stacy Keach                   identity of JAGUAR, a fantasy super-hero,  to
                          (Escape from  L.A., Up in upon   seek revenge upon  Bandera  and  his   entire
                          Smoke, The Heart is a Lonely     operation.
                          Hunter)

Blood Money            Director: John Shepphird            Lester  Grisam  escapes from prison and holds   Completed, and licensed
                       (Firestorm, Teenage Bonnie &        hostage  the   girlfriend   of  the  man  who   domestically in 1997.
                       Klepto Clyde)                       testified   against  him.  Grisam  demands  a
                                                           ransom  of  $100,000.  However,  as the  plot
                       Cast: James Brolin                  unfolds  it becomes  apparent  that the man's
                          (The Amityville Horror,          girlfriend  was quite  different than how she
                          Westworld)                       appeared.



Chase Morran           Director: Gilbert Po                A psychotic criminal escapes from the highest   Released     on      the
                          (Magnificent Scoundrel)          security  prison  of the  24th  Century  in a   SCI-FI     network    in
                                                           stolen  shuttle.  He lands on Dome 4, a small   February 1997.
                       Cast: Bruce Campbell                and peaceful space colony.  Within minutes he
                          (Army of Darkness, McHale's      kills  the  head of  security,  enslaves  the
                          Navy)                            residents and takes control of the Dome.  His
                                                           plans begin to fall apart, when Chase Morran,
                                                           a peacekeeper  from Earth,  arrives on Dome 4
                                                           to surprise his wife.


Firestorm                 Director: John Shepphird         In the  early  21st  Century,  on the  planet   Completed,  and lincensed
                          (Firestorm, Teenage Bonnie &     Markus  4, a group  of  androids  capable  of   domestically   in   1997.
                          Klepto Clyde, Blood Money)       human feelings and emotions are enslaved by a
                                                           heartless   villain  named   Brinkman   (John
                          Cast: John Savage                Savage).  Tarmac, the android leader starts a
                             (White Squall, The Onion      rebellion  to free  his  people  aided  by an
                             Field)                        employee of Brinkman's.


Wrong Turn                Director: David DeCoteau         A housewife finds out her husband is cheating  Not  yet  in   production.
                             (Skeletons, Prey of the       on her.  She kills her  husband and becomes a  Scheduled   to   commence
                             Jaguar, Puppet Master 3,      fugitive with a man with a secret.             production  in  late  1997
                             Lady Avenger)                                                                and released  in the first
                                                                                                          half of 1998.
                          Cast: Lorraine Bracco (Someone
                              to Watch Over Me,
                              GoodFellas)


                          John Heard
                             (Home Alone, Home Alone2:
                              Lost in New York)


         All films listed are complete with the exceptions of Wrong Turn. Wrong Turn's production costs are estimated at $1,000,000.

         There can be no assurance that the Company will be able to complete any future pictures or that future pictures will be completed in accordance with the anticipated schedules or budgets, as the production, completion and distribution of motion pictures is subject to numerous uncertainties, including financing requirements, personnel availability and the release schedule of competitive films. There also is no assurance that the Company's motion pictures will be profitable and enable the Company to recoup its direct negative costs. See "--Competition" and "Risk Factors--Risks of Motion Picture Production."

FINANCING OF MOTION PICTURE PRODUCTION

         General

         Prior to the commencement of production of a motion picture, the Company attempts to enter into license agreements with distributors pursuant to which distributors acquire the right to distribute such motion picture (or series of motion pictures pursuant to an output agreement) in a certain geographic territory and media for a specific term. In consideration for these distribution rights, the distributor is typically required to pay the producer a fixed amount upon delivery of the motion picture to the distributor ("Minimum Guarantee"). Once the distributor has recouped an amount equal to its Minimum Guarantee and costs of distribution, the distributor is entitled to retain ongoing distribution fees computed as a percentage of the gross revenues generated from the distribution of the motion picture. The Company is thereafter entitled to receive all remaining revenues generated from distribution of the picture in such territory in excess of the ongoing distribution fee retained by the distributor. In connection with each license agreement, the Company also receives an advance generally equal to 20% of the Minimum Guarantee (the "Advance"). The Company typically utilizes the Advance toward the production costs of the motion picture and records the amounts received as deferred revenues on the Company's financial statements. The Company seeks to obtain minimum guarantees totaling no less than the cost of production.


         Distribution Agreements

         From 1995 to the present, the Company entered into both domestic and foreign licensing agreements. The Company has been able to license each of its motion pictures, including the pictures that are still in pre-production. Among the licensees of the Company's motion pictures are Cabin Fever Entertainment, Inc. ("CFE") and HBO (United States), Highlight Communications (Germany), Saehan/Hollyvision/Digital Media (Korea), Consorcio Europa Serviano Ribiero (Brazil), Manga Films (Spain), and Italian International Films (Italy). Revenues received by the Company pursuant to its licensing agreements during the fiscal years ended July 31, 1996 and 1997 were $2.626 and $6.171 million, respectively. However, revenues are only realized at the time the motion pictures are delivered to the respective licensee. Backlogs, which indicate the revenues that will be realized upon delivery of the motion pictures, were $5.448 and $1.713 million, respectively, for the same periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


         Limited Partnerships

         In addition to the licensing agreements and the advances thereunder, the Company also raised approximately $4,105,000 in connection with the sale of limited partnership interests in two (2) limited partnerships, HEP I, L.P. ("HEP I") and HEP II, L.P. ("HEP II") (collectively, the "Partnerships") of which the Company is the sole general partner. The affiliated and third party limited partners of HEP I and HEP II invested an aggregate of $1,050,000 and $3,000,000, respectively, in the Partnerships. The Company also invested $1,200,000 and $3,510,000, respectively as limited partners in HEP I and HEP II. HEP I partners financed and participate in the exploitation of the movie The Secret Agent Club. HEP II partners financed and participate in the exploitation of the movies Santa with Muscles and Skeletons. Pursuant to the distribution agreement between the Company and the Partnerships, the Partnerships are entitled to receive revenue collected from sales net of a 20% distribution fee and selling expenses not to exceed $75,000 per film (collectively, "Net Partnership Revenue"). Pursuant to terms of the limited partnership agreements, ninety-nine percent (99%) of Net Partnership Revenue is to be distributed to the limited partners and one percent (1%) to the Company as the sole general partner until the limited partners have received 110% of their original investment. After the limited partners have been disbursed their original investment plus ten (10%) percent, the distribution of Net Partnership Revenue is to be distributed equally between the general partner and the limited partners as a group. Both Partnerships terminate when the limited partners receive a return equal to 200% of their investment.

         United Leisure Corporation ("ULC"), a company in which Harry Shuster is also Chairman of the Board, is one of three limited partners of HEP II. The other limited partners are a third party and the Company. ULC originally invested $1,500,000 in May 1996. In October 1996, the Company paid the third party limited partner and ULC approximately $379,000 each pursuant to HEP II's partnership agreement and the Company's exploitation of Santa with Muscles and Skeletons. As of July 31, 1997, approximately $143,000 is payable to ULC and the third party limited partner for distributions. See "Certain Relationships" and "Risk Factors - Conflicts of Interest."

MAJOR CUSTOMERS


         For the year ended July 31, 1997, revenue from one customer, Cabin Fever Entertainment, accounted for $2,515,000 or 40.8% of total revenues for the period. For the year ended July 31, 1997, revenues from two customers, Cabin Fever and Highlight Communications (Germany), accounted for $1,225,000 and
$275,000, or 47% and 10%, respectively, of total revenues for the year. Management of the Company believes that it can negotiate new distribution agreements on terms similar to those contained in existing agreements in the event that any such existing agreement is terminated or expires. Accordingly, management of the Company believes that the profitability of the Company is not dependent on any single customer.

EMPLOYEES

         The Company, like other independent production companies, does not maintain a substantial staff of creative or technical personnel. Management of the Company believes that sufficient motion picture properties and creative and technical personnel (such as screenwriters, directors and performers) are available in the market at acceptable prices to enable the Company to produce as many motion pictures as it currently plans or anticipates, at the level of commercial quality the Company may require.

         At November 14, 1997, the Company employed a total of four full-time employees. The Company also hires additional employees on a picture-by-picture basis in connection with the production of the Company's motion pictures. The salaries of these additional employees, as well as the salaries of certain full-time employees of the Company who provide direct production services, are typically allocated to the capitalized cost of the related pictures. The Company and certain of its subsidiaries are subject to the terms in effect from time to time of various industry-wide collective bargaining agreements, including the Writers Guild of America, the Directors Guild of America, the Screen Actors Guild and the International Alliance of Theatrical Stage Employees. A strike, job action or labor disturbance by the members of any of these organizations may have a material adverse effect on the production of a motion picture within the United States. None of the Company's full-time employees are represented by a labor union. The Company believes that its current relationship with its employees is satisfactory.

COMPETITION

         Motion picture production and distribution are highly competitive. The competition comes from both companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. The Company's competition for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing includes several "major" film studios including, but not limited to, The Walt Disney Company, Paramount Pictures Corporation, MCA, Columbia Pictures, Tri-Star Pictures, Twentieth Century Fox, Warner Brothers Inc. and MGM/UA, which are dominant in the motion picture industry, as well as numerous independent motion picture and television production companies, television networks and pay television systems. Many of these organizations with which the Company competes have significantly greater financial and other resources than does the Company. In addition, the Company's films compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies, including motion pictures distributed by CFE, HBO and the Company's foreign distributors. As a result, the success of any of the Company's films is dependent not only on the quality and acceptance of that particular film, but also on the quality and acceptance of other films.

PROPERTIES

         The Company leases office space in Westwood, California. The total office space is approximately 3,446 square feet. The leases expire on various dates through June 30, 2001. Total rental on the office space is $9,477 per month. The office building is owned by 1990 Westwood Blvd, Inc., which is a private corporation, of which Harry Shuster, the Company's Chairman, is a majority shareholder. See "Certain Relationships."

LEGAL PROCEEDINGS

         The Company is not a party to any legal proceedings that could have a material adverse affect on the Company's operations or financial condition. It is anticipated that from time to time it will be subject to claims, suits and complaints that arise in the ordinary course of business. A substantial portion of the Company's film revenue since its inception on May 10, 1995 has been derived from transactions with Cabin Fever Entertainment, Inc. ("CFE"). The Company licensed domestic rights to CFE for seven movies. In November 1996, after the Company already delivered the seven films licensed, CFE refused to accept delivery of the last of the seven movies. The relationship between the Company and CFE has subsequently deteriorated, resulting in a lawsuit wherein the Company claims damages for copyright infringement, breach of contract and fraud. The case was filed in federal district court in New York in the first quarter of 1997. CFE did not answer the complaint but instead moved to dismiss the copyright claim, which was the basis for federal jurisdiction. The parties voluntarily agreed to transfer the case to state court in New York in November 1997, where CFE filed a motion to dismiss all claims except the breech of contract claims. If CFE is successful on its motion, the Company intends to move forward with the remaining contract claims in state court. Subsequent to the deterioration of the relationship with CFE, the Company has licensed two other films domestically through other distributors.

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:


NAME                                                     AGE                           POSITION
----                                                     ---                           --------
Harry Shuster.......................................     60      Chairman, Chief Financial Officer

Brian Shuster.......................................     39      President, Chief Executive Officer, Director

J. Brooke Johnston, Jr..............................     57      Director

George Folsey, Jr...................................     52      Director

         Harry Shuster has been Chairman of the Company since its inception in May 1995 and Chief Financial Officer and Secretary since October 1997. Mr. Shuster has been Chairman, President and Chief Executive Officer of United Leisure Corporation ("United Leisure"), a publicly-traded leisure time services company, for over 20 years. Mr. Shuster also acts as a consultant and as Chairman, President and Chief Executive Officer of Grand Havana Enterprises, Inc., a publicly traded company formed in 1993, that operates private membership cigar rooms. In 1990, Lion Country Safari, Inc., California, a subsidiary of United Leisure, in connection with major litigation with its landlord, was forced to seek protection under the United States Bankruptcy Code by the filing of a voluntary petition under Chapter 11 of such Code. By filing the petition, the subsidiary was able to protect its assets from the claims of the landlord. The bankruptcy petition has been dismissed by stipulation of the parties, but the litigation still is pending.

         Brian Shuster has served as Chief Executive Officer, President and a director of the Company since its inception in May 1995. Since he has been with the Company, Mr. Shuster has served as the producer of seven films. Prior to joining the Company, he served as President of Beverly Hills Producers Group, a private production company, where he produced one motion picture, served as executive producer of another motion picture, and oversaw production of three other motion pictures. From 1990 until 1993, he served as vice president of Worldwide Entertainment Group, where he produced three motion pictures. Mr. Shuster also is a director of United Leisure.

         J. Brooke Johnston, Jr. has been a director of the Company since April 1997. Since April 1996, Mr. Johnston has served as Senior Vice President and General Counsel of MedPartners, Inc., a physician practice management company. Prior to joining MedPartners, Inc., Mr. Johnston was a senior principal in the law firm of Haskell Slaughter Young & Johnston, Professional Association,
Birmingham, Alabama, where he practiced corporate and securities law for over seventeen years. Before joining Haskell Slaughter, Mr. Johnston practiced law in New York, New York and at another firm in Alabama. Mr. Johnston is a member of the Alabama State Bar and the New York and American Bar Associations. Mr. Johnston is a member of the Board of Directors of United Leisure. See "Certain Relationships."

         George Folsey, Jr. has been a director of the Company since April 1997. Mr. Folsey is the son of the late Hollywood cinematographer, George Folsey, who received fourteen Academy Award nominations. After graduating from Pomona College, Mr. Folsey worked as an editor at KABC-TV in Los Angeles and formed a company that filmed and edited all the filmed segments of Laugh-In. Mr. Folsey's work as a film editor includes: Animal House; The Blues Brothers; Coming to America; Michael Jackson's Thriller; Bulletproof; the American version of Michelangelo Antonioni's The Passenger; and re-editing The Great Santini and John Duigan's Romero. Among Mr. Folsey's producing credits are: An American Werewolf in London; Trading Places; Spies Like Us; Thriller; Clue; Greedy; The Three Amigos; Into the Night; and Grumpier Old Men. He is currently producing a TV pilot based on the motion picture Fargo. After fifteen years of partnership with director John Landis, Mr. Folsey was asked, in 1988, to become Chairman of QSound Labs, a Canadian corporation specializing in sound enhancement and localization, where he continues to serve as a member of the Board of Directors. Mr. Folsey also is a member of the Directors Guild of America and a member of the Board of Directors of Paulist Productions, which produced Romero.

         Harry Shuster is the father of Brian Shuster. There are no other relationships between the executive officers and the directors.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation for the Chief Executive Officer of the Company. No other executive officer received remuneration in excess of $100,000 for the fiscal year ended July 31, 1997 and July 31, 1996 (the "Named Executive"):

                           SUMMARY COMPENSATION TABLE


                                                              Annual
                                                           Compensation
         Name and Principal Position        Year            Salary (1)
         ---------------------------        ----            ----------
      Brian Shuster                         1997            $129,000
         President and Chief                1996             $90,000
         Executive Officer                  1995(2)          $12,500
      ----------



      (1) Mr. Shuster was paid as a consultant from May 1995 through March 31, 1997. See "Employment Contracts; Termination of Employment and Change-in-Control Arrangements." Furthermore, as a consultant, Mr. Shuster's duties included those consistent with those currently performed as President and Chief Executive Officer. Through July 3, 1997 the Company has deferred approximately $28,000 of Mr. Shusters' salary.


      (2) The amount paid for 1995 was for the period from May 1995 through July 1996.

DIRECTOR COMPENSATION

         Each non-employee director of the Company receives options to purchase 6,666 shares of Common Stock upon his election to the Board of Directors plus reimbursement of reasonable expenses for each meeting they attend. The options vest in equal quarterly installments on the anniversary date of the grant date over four years. The exercise price of the options is equal to the fair market value of the Common Stock as of the grant date.

1997 STOCK OPTION PLAN

          The Company has a Stock Option Plan that is designed to provide incentive to officers, key employees, consultants, and directors of the Company or the Company's subsidiaries. There are 240,000 shares of Common Stock authorized for issuance under the plan, and to date options to purchase 13,332 shares have been issued under the plan in May 1997.

         Under the plan, such persons may be granted, at the discretion of the Board or the Compensation Committee, options at an exercise price equal to at least 100% of the fair market value of the Common Stock covered by the option on the grant date, as determined by the Board or the Compensation Committee. In addition, non-employee Directors of the Company are automatically granted options to purchase 6,666 shares of Common Stock on the date they become Directors. Options granted under the plan may be incentive stock options or non-statutory stock options. Options granted under the plan become immediately exercisable upon a "change of control" of the Company, as defined in the plan.

EMPLOYMENT   CONTRACTS;   TERMINATION   OF  EMPLOYMENT   AND   CHANGE-IN-CONTROL
ARRANGEMENTS

         On April 1, 1997, the Company entered into a three year employment agreement with Brian Shuster, the Company's President, Chief Executive Officer and a director. The agreement is for a term of three years and provides for an annual salary of Two Hundred Six Thousand Four Hundred Dollars ($206,400), subject to annual increases at the sole discretion of the Board of Directors. The agreement is terminable by the Company for good cause including, but not limited to, dishonesty, improper disclosure of confidential information, or neglect of duties under certain circumstances. The agreement is also terminable by Mr. Shuster for any reason upon 60 days written notice. The agreement is binding upon any successor corporation to the Company and may have the effect of discouraging, delaying, or preventing a change of control of the Company.


                              CERTAIN RELATIONSHIPS

         The Company leases certain of its executive office space at a rental of $9,477 per month, from a corporation of which Harry Shuster, the Company's Chairman of the Board, Chief Financial Officer and Secretary, is the majority shareholder. The Company is advised that the rental paid by the Company for its Westwood, California executive offices is no more favorable to Mr. Shuster than could have been obtained in a similar location from an unrelated third party.


         Between June 2, 1995 and June 27, 1996, the founders of the Company lent the Company approximately $3,184,333, of which $1,459,333 remained outstanding at June 12, 1997. The loans were made to fund the Company's operations and bore interest at the rate of approximately 7% per annum. On June 16, 1997 the founders agreed to exchange their loans totaling $1,459,333 for shares of preferred stock and to forgive unpaid interest. See "Description of Capital Stock."

         In April 1996, United Leisure Corporation ("ULC") acquired a limited partnership interest in HEP II, L.P. ("HEP II") for a capital contribution of $1,500,000. HEP II made a capital distribution to ULC of $379,500 on July 25, 1996. As of July 31, 1997, a distribution is due ULC of approximately $143,000. However, in August and September of 1997, the Company advanced approximately $275,000 to ULC. These advances will be used to offset distributions due as of July 31, 1997 of $143,038 and amounts due subsequent to July 31, 1997 to ULC as a limited partner in HEP II. The advance paid to ULC may be deemed a preference because a similar advance was not made to the other limited partner. See "Risk Factors -- Conflicts of Interest." The Company is the general partner and a limited partner of HEP II. Harry Shuster, the Chairman of the Board, Chief Financial Officer and Secretary of the Company, is the Chairman of the Board and the Chief Executive Officer of ULC, and Brian Shuster, the President, Chief Executive Officer and a director of the Company, is a director of ULC. In addition, J. Brooke Johnston, Jr. is a director of both the Company and ULC. See "Business--Limited Partnerships."


         On July 9, 1996, ULC made a loan to HEP II of $250,000, which loan was repaid in October 1996. ULC made an additional loan to HEP II of $500,000 on July 22, 1996, which loan was repaid on July 25, 1996.


         In May 1997, the Company made loans to Grand Havana  Enterprises,  Inc.
(GHE), a Company of which Harry Shuster, the Company's Chairman of the Board, is President and Chairman of the Board, aggregating approximately $500,000. The loans are payable upon demand. The loans bear interest at prime plus 3%. As of November 14, 1997, the loan balance was approximately $550,000. See "Risk Factors -- Conflicts of Interest."

         Certain employees of Grand Havana Enterprises, Inc. provide accounting and financial advisory services to The Company. The Company paid in each of FY 1997 and FY 1996 approximately $24,000 to GHE for said services. The Company is advised that the fees paid by the Company are no more favorable than could have been obtained from an unrelated third party.

         As a general rule, all transactions among the Company and its officers, directors or 5% or greater stockholders have been, and in the future will be, made on terms no less favorable than terms available form unaffiliated third parties. In accordance with such policy, all agreements between the Company and any entity in which a director, executive officer or principal stockholder of the Company or a member of the immediate family of such person is a director, executive officer or principal stockholder must be approved by all disinterested directors. A "member of the immediate family" is defined as a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. See "Risk Factors--Conflicts of Interest."

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information with respect to (i) each director of the Company, (ii) the Named Executive, (iii) all directors and executive officers of the Company as a group at November 19, 1997, including the number of shares of Common Stock beneficially owned by each of them, and (iv) each person known by the Company to own beneficially or of record more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated below, the business address of each individual is the same as the address of the Company's principal executive offices.

                                                         Prior to the Offering                      After the Offering
                                                         ---------------------                      ------------------

                                                    Number of                             Number of
                                                      Shares                                Shares
                                                   Beneficially                          Beneficially
             Beneficial Owner                         Owned          Percentage(1)          Owned          Percentage(1)(2)
             ----------------                      ------------      -------------       ------------      ----------------
Harry Shuster(3)                                      333,333            16.7%             333,333               13.3%

Brian Shuster(4)                                      500,000            25.0%             500,000               20.0%

J. Brooke Johnston(5)                                       0              *                     0                 *

George Folsey, Jr.(6)                                       0              *                     0                 *

Executive Officers and Directors as a Group           833,333            41.7%             833,333               33.3%
(4 people)

             5% Shareholders
             ---------------

Stanley Shuster(7)                                    333,333            16.7%             333,333               16.7%

Mona Axelrod(8)                                       500,000            25.0%             500,000               20.0%

Nadine Belfort(9)                                     500,000            25.0%             500,000               20.0%

----------
*        Less than one percent.
(1) Based on 2,000,000 shares outstanding and shares issuable upon the exercise of options or warrants that are exercisable within 60 days of the date of this prospectus which are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 500,000 shares to be issued in connection with this Offering, but does not include any shares issuable upon exercise of the Underwriter's over-allotment option.
(3) Chairman, Chief Financial Officer and Secretary of the Company. Does not include 195,482 shares of Common Stock issuable upon conversion of 195,482 shares of Preferred Stock because such Preferred Stock is not convertible until 90 days following the Effective Date of this Offering.
(4) President, Chief Executive Officer and a director of the Company. Includes 166,667 shares of Common Stock held by The Stanley Shuster Trust of which Mr. Shuster is the sole trustee and 166,667 shares of Common Stock held by the Bardene Shuster Klein Trust of which Mr. Shuster is a co-trustee with Stanley Shuster. Mr. Shuster disclaims beneficial ownership of the shares of Common Stock held by these trusts.
(5) Director of the Company. Mr. Johnston's address is 3000 Galeria Tower, Suite 1000, Birmingham, Alabama 35244.
(6) Director of the Company. Mr. Folsey's address is 350 North Cliffwood Avenue, Los Angeles, California 90049-2618.
(7) Consists of 166,667 shares of Common Stock held by The Brian Shuster Trust of which Mr. Shuster is the sole trustee and 166,667 shares of Common Stock held by The Bardene Shuster Klein Trust of which Mr. Shuster is a co-trustee with Brian Shuster. Mr. Shuster disclaims beneficial ownership of the shares of Common Stock held by these trusts. Mr. Shuster's address is 1990 Westwood Boulevard, Penthouse, Los Angeles, California 90025
(8) Held by a trust of which the children of Jordan and Nadine Belfort are the sole beneficiaries. Ms. Axelrod is the sole trustee as Mr. and Mrs. Belfort disclaim beneficial ownership of the shares of Common Stock held by this trust. Ms. Axelrod's address is 500 North Broadway, Suite 240, Jericho, New York 11753. Ms. Axelrod does not have any management and/or consulting role with the Company.
(9) Ms. Belfort's address is 500 North Broadway, Suite 240, Jericho, New York 11753. Does not include 128,814 shares of Common Stock issuable upon conversion of 128,814 shares of Preferred Stock because such Preferred Stock is not convertible until 90 days following the Effective Date of this Offering and 500,000 shares of Common Stock held by a trust of which Ms. Belfort's childern are the sole beneficiaries. See Note 8. Mr. Jordan Belfort disclaims beneficial ownership of these shares.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


         The Company is authorized to issue up to 20,000,000 shares of Common Stock, par value $0.01 per share, 2,000,000 shares of which were issued and outstanding as of November 14, 1997 and were owned by approximately seven holders of record. In addition, the Company is authorized to issue up to 3,000,000 shares of preferred stock, $0.01 par value (the "Preferred Stock"). As of November 14, 1997, there were 324,296 shares of Series A Convertible Preferred Stock authorized.


COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to the rights of holders of Preferred Stock (if there are any shares outstanding), the holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and in the event of liquidation, dissolution or winding-up of the Company, to share ratably in all assets remaining after payment of all liabilities. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

         The Articles of Incorporation of the Company provide that the Board of Directors may issue an aggregate of 3,000,000 shares of Preferred Stock from time to time in one or more series. As of the date of this Prospectus, there were 324,296 shares of Series A Convertible Preferred Stock outstanding.

         The Board of Directors is authorized to determine, among other things, with respect to each series of Preferred Stock which may be issued: (i) the dividend rate, conditions and preferences, if any; (ii) whether dividends will be cumulative and, if so, the date from which dividends will accumulate; (iii) whether, and to what extent, the holders of a series will enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether and upon what terms, a series will be convertible into or exchangeable for shares of any other class of capital stock or other series of Preferred Stock; (v) whether, and upon what terms, a series will be redeemable; (vi) whether a sinking fund will be provided for the redemption of a series and, if so, the terms and conditions of the sinking fund; and (vii) the preference if any, to which a series will be entitled on voluntary or involuntary liquidation, dissolution or winding up of the Company. With regard to dividends, redemption and liquidation preference, any particular series of Preferred Stock may rank junior to, on a parity with, or senior to any other series of Preferred Stock and Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action. The Board of Directors could issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders, might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

SERIES A CONVERTIBLE PREFERRED STOCK

         Each share of Series A Convertible Preferred Stock is entitled to a liquidation preference of $4.50 per share in preference to any other class or series of capital stock of the Company. Except as otherwise provided by applicable law, holders of shares of Series A Convertible Preferred Stock have no voting rights.

         Commencing 90 days following the Effective Date of this Offering, the Series A Convertible Preferred Stock shall become convertible into shares of Common Stock on the basis of one share of Common Stock for each share of Series A Convertible Preferred Stock (the "Conversion Ratio"). The Conversion Ratio is at all times subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. The shares of Convertible Preferred Stock were authorized and approved by the Directors and the shareholders of the Company as of June 16, 1997 and were issued in November 1997.

         The Series A Convertible Preferred Stock may be redeemed in whole or in part at any time beginning three months following the Effective Date of this Offering, on at least 30 days' notice, at a redemption price equal to $4.50 per share.

         The holders of the Series A Convertible Preferred Stock have entered into a lock-up agreement with the Representative and the Company pursuant to which they have agreed not to sell or otherwise dispose of any of the Series A Convertible Preferred Stock or the underlying Common Stock for a period of two years from the date of this Prospectus without the prior written consent of the Representative and the Company. See "-- See Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is Oxford Transfer & Registrar, Portland, Oregon.

SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this Offering, there has been no public market for the Common Stock. Sales of substantial amounts of shares of Common Stock in the public market could adversely affect market prices of the shares and make it more difficult for the Company to sell equity securities in the future at a time and price it deems appropriate.


         Upon completion of the Offering, there will be 2,500,000 shares of Common Stock outstanding, excluding an aggregate of 240,000 shares reserved for issuance pursuant to the Company's 1997 Stock Option Plan. Of these shares, the 500,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, (the "Securities Act"), except for any such shares purchased by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of the issuer is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer, and generally includes members of the Board of Directors and senior management.

         The 2,000,000 shares outstanding as of the date of this Prospectus and the 240,000 shares issuable upon exercise of stock options that have been or may be granted under the 1997 Stock Option Plan are "restricted shares" as defined in Rule 144 under the Securities Act ("Rule 144") (collectively, the "Restricted Shares") and may not be sold without registration under the Securities Act unless pursuant to an applicable exemption therefrom. In addition, the Company expects to register under the Securities Act the shares reserved for issuance under the 1997 Stock Option Plan.

         In general, Rule 144 allows a stockholder who has beneficially owned Restricted Shares for at least one year (including persons who may be deemed "affiliates" of the Company under Rule 144) to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 25,000 shares after giving effect to this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information about the Company. A stockholder who is not an "affiliate" of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned his shares for at least two years (as computed under Rule 144), is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above. Rule 144A under the Securities Act permits the immediate sale by the current holders of Restricted Shares of all or a portion of their shares to certain qualified institutional buyers, as defined in Rule 144A. Notwithstanding the above, the holders of 2,000,000 shares of Common Stock and 324,296 shares of Preferred Stock have agreed with the Representative and the Company not to sell or otherwise dispose of their shares of Common Stock without the prior written consent of the Representative and the Company for a period of two years from the date of this Prospectus. See "Underwriting."

         In addition, subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants, or advisers prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The Securities and Exchange Commission has also indicated that Rule 701 will apply to stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon the exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement. As of the date of this Prospectus, options to purchase 13,332 shares were issued and outstanding as to which Rule 701 may apply.

DELAWARE ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "GCL"), an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combinations" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

         The provisions regarding certain business combinations under the GCL could have the effect of delaying or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

                                  UNDERWRITING

         Subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters named below, for which Millennium Securities Corp. is acting as Representative (a copy of which agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the number of shares of Common Stock set forth opposite its name. All 500,000 shares of Common Stock offered must be purchased by the several Underwriters if any are purchased. The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and certain other conditions.

      Underwriter                                  No. of Shares
      -----------                                  -------------
      Millennium Securities Corp.

               Total                                  500,000

         The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the offering prices set forth on the cover page of this Prospectus. The Representative has further advised the Company that the Underwriters propose to offer the Common Stock through members of the National Association of Security Dealers, Inc. (the "NASD"), and may allow a concession, in their discretion, to certain dealers who are members of the NASD and who agree to sell the Common Stock in conformity with the NASD Conduct Rules. Such concessions shall not exceed the amount of underwriting discount that the Underwriters are to receive.

         Officers and directors of the Company may introduce the Representative to persons to consider this Offering and purchase shares of Common Stock either through the Representative, other Underwriters, or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation. The Representative has not reserved any portion of this Offering to cover sales to referrals from officers and Directors of the Company.

         The Company has agreed to pay to the Underwriters a commission of ten percent (10%) of the gross proceeds of the Offering, including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Representative a non-accountable expense allowance of three percent (3%) of the gross proceeds of this Offering. The Company has paid to the Representative a $50,000 advance in respect of such non-accountable expense allowance. The Representative's expenses in excess of its non-accountable expense allowance will be paid by the Representative. To the extent that the expenses of the Representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Representative.

         Upon consummation of this Offering, the Company has agreed to sell to the Representative or its designees the Representative's Purchase Option to purchase 50,000 shares at an exercise price of $7.20 per share or 120% of the public offering price per share of the common stock offered hereby, for a period of four-years commencing on the date hereof. The Representative's Warrants cannot be transferred, sold, assigned or hypothecated during the first 12 months following the date of this Prospectus, except (i) among the officers and/or directors of the Representative, and at the discretion of the Representative to selected dealers participating in this Offering or their principals; (ii) by will; or (iii) by operation of law. The Representative's Warrants may be exercised in whole or in part at any time in the four-year period commencing one year from the date of this Prospectus. Any profit realized upon any resale of the underlying securities thereof may be deemed to be an additional underwriter's compensation. The Company has agreed to register (or file a post-effective amendment with respect to any registration statement registering) the securities underlying the Representative's Purchase Option under the Securities Act at its expense on one occasion during the four years following the date of this Prospectus and at the expense of the holders thereafter. The Company has also agreed to "piggyback" registration rights for the securities underlying the Representative's Purchase Option at the Company's expense during the (5) five years following the date of this Prospectus. As long as the Representative's Warrants are outstanding, the Company may find it more difficult to raise additional equity capital. At any time at which the Representative's Warrants are likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms.

         The Company has agreed to engage the Representative as its investment banker for a period of twelve (12) months on the first day of the month following the closing of the Offering at an aggregate fee of $5,000 for eight months for a total of $40,000. The Representative also has agreed, at the Company's request, to provide advice and consulting services to the Company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. The Company has agreed, at the closing of the Offering, to enter into a merger and acquisition agreement with the Representative. The merger and acquisition agreement will provide that the Representative will be paid a finder's fee of five (5%) percent of the first $5,000,000, four (4%) of next $5,000,000 and 3% of the excess, if any, over $10,000,000 of the consideration received or paid to the other party by the Company in any such transactions.

         Holders of 2,000,000 shares of Common Stock and 324,296 shares of Preferred Stock have agreed not to sell any of such stock for a period of 24 months from the Effective Date, without the prior written consent of the Representative and the Company. The Representative and the Company may, in their absolute discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. See "Description of Capital Stock--Shares Eligible for Future Sale."

         The Company has agreed to indemnify the Underwriters against any costs or liabilities incurred by the Underwriters by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and the Prospectus. The Underwriters have in turn agreed to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement, of which this Prospectus is a part, based on information relating to the Underwriters and furnished in writing by the Underwriters. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

         The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement, which are filed as exhibits to the Registration Statement. See "Additional Information."

PRICING OF THE OFFERING

         Prior to this Offering, there has been no public trading market for the Common Stock. Consequently, the initial offering price of the shares of Common Stock has been determined by negotiations between the Company and the Representative. Among the factors considered in determining the offering price were the financial condition and prospects of the Company, the industry in which the Company is engaged, certain financial and operating information of companies engaged in activities similar to those of the Company and the general market condition of the securities markets. The offering price does not necessarily bear any relationship to any established standard or criteria of value based upon assets, earnings, book value or other objective measures.

         The Company anticipates that the Common Stock will be listed for quotation on the NASD Electronic Bulletin Board under the symbol "HITS," but there can be no assurance that an active trading market will develop, even if the Common Stock is accepted for quotation. The Underwriters intend to make a market in the Common Stock.

                       CERTAIN PROVISIONS OF THE COMPANY'S
                      ARTICLES OF INCORPORATION AND BYLAWS

         The Company's Articles of Incorporation provide that the liability of directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. The Articles of Incorporation and the Company's Bylaws provide for indemnification of its officers and Directors to the fullest extent permitted under Delaware law. See "Risk Factors--Limitation on Director Liability."

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by the law firm of Richman, Lawrence, Mann, Greene, Chizever & Phillips, Beverly Hills, California. The law firm of Beckman & Millman, P.C., New York, New York will pass upon certain aspects of this Offering on behalf of the Underwriters.

                                     EXPERTS

         The audited financial statements of the Company as of July 31, 1996 and 1997 and for the fiscal years then ended are included herein and in the registration statement in reliance upon the report of Moore Stephens, P.C., certified public accountants, as indicated in the reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors of United Film Distributors, Inc.
   Los Angeles, California



     We have audited the accompanying consolidated balance sheet of United Film Distributors, Inc. and its subsidiaries as of July 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Film Distributors, Inc. and its subsidiaries as of July 31, 1997, and the consolidated results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with generally accepted accounting principles.



                                                   MOORE STEPHENS, P. C.
                                                   Certified Public Accountants.

Cranford, New Jersey
November 7, 1997

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEET AS OF JULY 31, 1997.
--------------------------------------------------------------------------------

ASSETS:
   Cash                                                             $        800,253
   Prepaid and Other Assets                                                  164,624
   Due from Affiliates                                                        57,000
   Film Costs - Net                                                        5,832,029
   Equipment - Net                                                            53,876
                                                                    ----------------

   TOTAL ASSETS                                                     $      6,907,782
                                                                    ================

LIABILITIES AND STOCKHOLDERS' EQUITY:

   Accounts Payable                                                 $        536,536
   Accrued Expenses                                                          271,695
   Income Taxes Payable                                                      149,216
   Deferred Revenue                                                          264,192
   Due to Stockholder                                                         28,200
                                                                    ----------------


   TOTAL LIABILITIES                                                       1,249,839
                                                                    ----------------

COMMITMENT AND CONTINGENCIES [8] [5E]                                             --

                                                                    ----------------
MINORITY INTEREST                                                          1,793,704
                                                                    ----------------
STOCKHOLDERS' EQUITY:

   Preferred Stock, Authorized 3,000,000 Shares:
     Series A Convertible Preferred, Par Value $.01,
     which are redeemable at $4.50,
       Issued and Outstanding 324,296 Shares [12C]                             3,243


   Preferred Stock-Paid in Capital redemption value                        1,456,090

   Common Stock, Authorized 20,000,000 Shares, Issued
     and Outstanding 2,000,000 Shares, Par Value $.01                         20,000

   Common Stock - Paid in Capital                                          2,225,478

   Retained Earnings                                                         159,428
                                                                    ----------------
   TOTAL STOCKHOLDERS' EQUITY                                              3,864,239
                                                                    ----------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $      6,907,782
                                                                    ================


        The Accompanying Notes are an Integral Part of These Consolidated
                              Financial Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                         YEARS ENDED
                                                                          JULY 31,
                                                                  1 9 9 7           1 9 9 6
                                                                  -------           -------
REVENUES:
   Revenues - Completed Film Contracts                       $      6,171,237  $     2,626,000
                                                             ----------------  ---------------

EXPENSES:
   General and Administrative Expenses                                712,234          439,769
   Film Festivals                                                      34,779          252,753
   Rent - Related Party                                                85,293           49,380
   Depreciation on Equipment                                           12,650           12,653
   Amortization - Film Cost                                         5,401,303        1,609,466
                                                             ----------------  ---------------

   TOTAL EXPENSES                                                   6,246,259        2,364,021
                                                             ----------------  ---------------

OPERATING [LOSS] INCOME                                               (75,022)         261,979
                                                             ----------------  ---------------

INCOME AND [EXPENSES]:
   Interest Income - Related Party                                      7,000               --
   Interest Income                                                         --           11,608
   Interest Expense                                                        --          (12,936)
   Interest Expense - Related Party                                   (60,774)        (114,037)
   Other Income                                                            --           35,730
                                                             ----------------  ---------------

   OTHER [EXPENSES] - NET                                             (53,774)         (79,635)
                                                             ----------------  ---------------

[LOSS] INCOME BEFORE MINORITY INTEREST                               (128,796)         182,344

   MINORITY INTEREST                                                  374,420          (87,795)
                                                             ----------------  ---------------

   INCOME BEFORE INCOME TAXES                                         245,624           94,549

[PROVISION] FOR INCOME TAXES                                         (122,560)         (26,657)
                                                             ----------------  ---------------

   NET INCOME                                                $        123,064  $        67,892
                                                             ================  ===============

   NET INCOME PER SHARE                                      $            .06  $           .04
                                                             ================  ===============

   WEIGHTED AVERAGE NUMBER OF SHARES                                2,056,988        1,563,229
                                                             ================  ===============


        The Accompanying Notes are an Integral Part of These Consolidated
                              Financial Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                SERIES A CONVERTIBLE
                                   PREFERRED STOCK                      COMMON STOCK
                                   ---------------                      ------------                                       TOTAL
                                NUMBER OF                 PAID IN    NUMBER OF                 PAID-IN     RETAINED    STOCKHOLDERS'
                                 SHARES       AMOUNT      CAPITAL     SHARES      AMOUNT       CAPITAL     EARNINGS       EQUITY
                                ---------     ------      -------    ---------    ------       -------     --------    -------------
BALANCE - JULY 31, 1995               --  $        --          --     666,667   $   6,667   $     46,666  $  (31,528)  $    21,805

  Issuance of Common Stock
    September 1995                    --           --          --     666,667       6,667         46,666          --        53,333

  Issuance of Common Stock
    October 1995                      --           --          --     229,125       2,291        672,709          --       675,000

  Issuance of Common Stock
    November 1995                     --           --          --      92,329         923        271,077          --       272,000

  Issuance of Common Stock
    February 1996                     --           --          --     118,804       1,188        348,812          --       350,000

  Issuance of Common Stock
    March 1996                        --           --          --      59,402         594        174,406          --       175,000

  Issuance of Common Stock
    June 1996                         --           --          --     167,006       1,670        490,330          --       492,000

  Net Income for the year ended
    July 31, 1996                     --           --          --          --          --             --      67,892        67,892
                             -----------  -----------  ----------   ---------   ---------   ------------  ----------   -----------

BALANCE - JULY 31, 1996               --           --          --   2,000,000      20,000      2,050,666      36,364     2,107,030

  Conversion of Debt into

    Equity - June 16, 1997       324,296        3,243   1,456,090          --          --             --          --     1,459,333


  Forgiveness of Interest -

    Shareholders - June 1997          --           --          --           --          --       174,812          --       174,812


  Net Income for the year
    ended July 31, 1997               --           --          --          --          --             --     123,064       123,064
                             -----------  -----------  ----------   ---------   ---------   ------------  ----------   -----------

BALANCE - JULY 31, 1997          324,296  $     3,243   1,456,090   2,000,000   $  20,000   $  2,225,478  $  159,428   $ 3,864,239
                             ===========  ===========  ==========   =========   =========   ============  ==========   ===========


        The Accompanying Notes are an Integral Part of These Consolidated
                              Financial Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                  YEARS ENDED
                                                                                   JULY 31,
                                                                           1 9 9 7           1 9 9 6
                                                                           -------           -------
OPERATING ACTIVITIES:
   Net Income                                                         $        123,064  $        67,892
                                                                      ----------------  ---------------
   Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
     Amortization of Film Costs                                              5,401,303        1,609,466
     Depreciation                                                               12,650           12,653
     Minority Interest                                                        (374,420)          87,795
     Forgiveness of Interest - Shareholders                                    174,811               --

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Prepaid Expenses                                                       (161,196)          (7,556)
       Deposits from Film Contracts                                            341,501         (341,501)
       Equipment Purchases                                                          --          (79,179)
       Due from Related Party                                                  (67,200)              --

     Increase [Decrease] in:

       Accounts Payable/Accrued Expenses                                        83,708          187,987
       Accrued Interest                                                       (114,037)         114,037
       Income Taxes Payable                                                    122,560           26,657
       Deferred Income                                                        (243,856)         508,050
       Due to Stockholder                                                       28,200               --
                                                                      ----------------  ---------------


     Total Adjustments                                                       5,204,024        2,118,409
                                                                      ----------------  ---------------

   NET CASH - OPERATING ACTIVITIES                                           5,327,088        2,186,301
                                                                      ----------------  ---------------

INVESTING ACTIVITIES:
   Film Costs                                                               (2,033,013)     (10,809,785)
                                                                      ----------------  ---------------

FINANCING ACTIVITIES:
   Cash Overdraft                                                             (160,687)         160,687
   Investments by Limited Partners                                              49,542        4,050,000
   Payments made to Limited Partners                                        (1,482,677)              --
   Advances to/from Related Party                                                   --           14,325
   Advances from Stockholders                                                  100,000        1,912,666
   Collection on Stock Subscription                                                 --        2,017,334
   Repayment of Advances from Stockholders                                  (1,000,000)              --
                                                                      ----------------  ---------------

   NET CASH - FINANCING ACTIVITIES                                          (2,493,822)       8,155,012
                                                                      ----------------  ---------------

   NET INCREASE [DECREASE] IN CASH - FORWARD                          $        800,253  $      (468,472)

        The Accompanying Notes are an Integral Part of These Consolidated
                              Financial Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                     YEARS ENDED
                                                                                      JULY 31,
                                                                              1 9 9 7           1 9 9 6
                                                                              -------           -------
   NET INCREASE [DECREASE] IN CASH - FORWARDED                           $        800,253  $      (468,472)

CASH - BEGINNING OF YEARS                                                              --          468,472
                                                                         ----------------  ---------------

   CASH - END OF YEARS                                                   $        800,253  $            --
                                                                         ================  ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the years for:
     Interest                                                            $             --  $        12,936
     Income Taxes                                                        $             --  $            --

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

   In June of 1997, two entities agreed to convert an aggregate of $1,459,333 of debt to 324,296 shares of preferred stock. In addition, these entities agreed to forgive accumulated interest owed to them of approximately $175,000, which the Company has classified as paid-in capital.



        The Accompanying Notes are an Integral Part of These Consolidated
                              Financial Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



[1] ORGANIZATION AND OPERATIONS

United Film Distributors, Inc. [formerly Hit Entertainment, Inc.] [the "Company"] was incorporated under the laws of the State of Delaware on May 10, 1995. The Company is engaged in the development, production, and distribution of motion pictures on a world-wide basis.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries Hit Productions, United Film Distributors, HEP I, L.P. and HEP II, L.P. Amounts invested by and income attributable to third party limited partners HEP I, L.P. and HEP II, L.P. are presented as minority interest in the accompanying financial statements. All other significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION - Amounts received as fees for projects in production are deferred until the project becomes available for release in accordance with the terms of the agreement and are recognized as revenues at such time. Revenues from the sale of completed productions are recognized upon their sale. Funds received in advance of release dates or delivery of film elements are recorded as deferred revenue.

CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at July 31, 1997.

CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions. At times the cash in any one bank may exceed the FDIC $100,000 limit. At July 31, 1997, there was approximately $742,600 in financial institutions which was subject to such risk. The Company does not require collateral or other security to support financial instruments subject to credit risk.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FILM COSTS AND AMORTIZATION - Film costs include the cost of completed projects, costs of projects in production and costs expended on projects in development. Film costs are stated at the lower of amortized cost or estimated net realizable value. Amortization of completed projects is charged to operations on an individual project basis in a ratio that the current year's revenue bears to management's estimate of total revenues [current and future years] from all sources. This is commonly referred to as the individual-film-forecast method. Adjustments of amortization resulting from changes in estimates of total revenues are recognized in the current year's amortization. When a completed project is fully amortized, its cost and related accumulated amortization are removed from the accounts. If, in the opinion of management, any property in the development stage is not planned for use, the net carrying value of such property is charged to current year's operations.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization of fixed assets [consisting of furniture, and computer equipment] is provided on the straight-line method over the estimated useful lives of the related assets which range from three to seven years.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #2
--------------------------------------------------------------------------------



[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

STOCK OPTIONS ISSUED TO EMPLOYEES - The Company adopted Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation" on January 1, 1996 for financial statement note disclosure purposes and will continue to apply the intrinsic value method of Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" for financial reporting purposes.

OPERATIONS IN FOREIGN COUNTRIES - The Company is subject to numerous factors relating to conducting business in a foreign country [including, without limitation, economic, political and currency risks] any of which could have a significant impact on the Company's operations.

MINORITY INTEREST - Minority interest represents the amount invested by outside parties for the financing of certain films through the Company's two limited partnership subsidiaries. Minority interests consists of the following:

Investments by Limited Partners                               $      4,050,000
Minority Interest Share of Operations                                   87,795
                                                              ----------------

   MINORITY INTEREST AT JULY 31, 1996                                4,137,795
   ----------------------------------

Investment by Limited Partners                                          49,542
Minority Interest Share of Operations                                 (374,420)
Disbursements made Limited Partners                                 (1,482,677)
Disbursement Payable to Limited Partners                              (536,536)
                                                              ----------------

   MINORITY INTEREST AT JULY 31, 1997                         $      1,793,704
   ----------------------------------                         ================

EARNINGS PER SHARE - Earnings per share are computed based on the weighted average number of shares outstanding during each period presented. Common stock equivalents are included in the computation when there effect is considered dilutive.

[3] EQUIPMENT


Equipment at July 31, 1997 consists of the following:


Computer Equipment                                              $       23,432
Office Equipment                                                        55,746
                                                                --------------

Totals                                                                  79,178
Less: Accumulated Depreciation                                         (25,302)
                                                                --------------
   TOTAL - NET                                                  $       53,876
   -----------                                                  ==============

Depreciation expense for the years ended July 31, 1997 and 1996 was $12,650 and $12,653, respectively.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #3
--------------------------------------------------------------------------------


[4] FILM COSTS


Film costs at July 31, 1997 consist of the following:


Completed Projects                                              $   12,266,522
Less:  Accumulated Amortization                                      7,010,771
                                                                --------------

Net of Amortization                                                  5,255,751
Productions in Progress                                                576,278
                                                                --------------
   TOTAL                                                        $    5,832,029
   -----                                                        ==============

Based on management's present estimate of future revenues at July 31, 1997, substantially all of the unamortized costs of completed projects will be amortized by July 31, 1998.

[5] RELATED PARTY TRANSACTIONS


[A] LEASES - The Company leases office space from a related party, an entity whose major stockholder is also a major stockholder of the Company. The rent expense for the related party lease for the years ended July 31, 1997 and 1996 was $125,700 and $103,000, respectively [See Note 8].

[B] ADVANCES AND EQUITY TRANSACTIONS - For the years ended June 30, 1995, the Company received $446,667 in advances from two stockholders to fund its operations and $53,333 from one stockholder for 666,667 shares of common stock as a founder of the Company.


For the year ended June 30, 1996, the Company received an additional $1,912,666 in advances from two stockholders and received an additional $2,017,333 for an additional 1,333,333 shares of common stock, which includes 666,667 shares of common stock to the second shareholder as a founder of the Company.


For the year ended July 30, 1997, the Company received an additional $100,000 in advances from one stockholder and repaid $1,000,000 in advances to the two founders and stockholders of the Company through January 10, 1997. Therefore, cumulative net advances through January 10, 1997 were $1,459,333. On June 16, 1997, this liability was converted to 324,296 shares of preferred stock.


In addition, the Company incurred interest expense for the years ending July 31, 1997 and 1996 of $114,038 and $60,774, respectively. The total interest of $174,812 due to the two stockholders was forgiven in June of 1997 and classified as paid-in capital. Interest was calculated at approximately 7%.


[C] MINORITY INTEREST - A related party, an entity whose major stockholder is also a major stockholder of the Company, is an investor in one of the Company's consolidated limited partnerships. This entity invested $1,500,000 and received disbursements of approximately $379,000, pursuant to the terms of the limited partnership agreement through July 31, 1997. There was an additional $143,048 of disbursements made or to be made at July 31, 1997. The net investment is presented as minority interest in the accompanying balance sheet.

[D] COSTS - The Company paid approximately $2,000 a month in fiscal 1997 and 1996 to an affiliated entity of one major stockholder, who is Chairman and Chief Financial Officer of the Company, for accounting services performed for the Company.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #4
--------------------------------------------------------------------------------


[5] RELATED PARTY TRANSACTIONS [CONTINUED]


[E] DUE FROM AFFILIATE - On May 1, 1997, the Company agreed to make periodic loans of up to $1,000,000 to an affiliated entity which is owned by a major stockholder of the Company who is also the Company's Chairman and Chief Financial Officer. The loan will bear interest at prime plus 3%. The full principal amount advanced, and all accrued but unpaid interest thereon, shall be payable in one lump sum payment on demand, which demand shall not be made prior to November 1, 1998. In May of 1997, the Company advanced $500,000 to this entity. As of July 30, 1997, the loan balance including interest was $507,000. The Company received $450,000 on July 31, 1997 leaving balance due from the affiliated entity of $57,000 at July 31, 1997 [See Note 16C].


[6] FAIR VALUE OF FINANCIAL INSTRUMENTS

At its inception, the Company adopted SFAS No. 107, fair value of financial instruments which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, due from affiliates and accounts payables and accrued expenses, the carrying amount approximates fair value because of the near term maturities of such obligations.

[7] INCOME TAXES


Temporary differences between financial reporting and tax bases of assets and liabilities related to depreciation, vacation and sick pay accruals for the periods presented are considered to be immaterial.


Provision for income taxes has been made as follows:
                                                            Year ended
                                                             July 31,
                                                       1 9 9 7       1 9 9 6
                                                       -------       -------

Income Before Income Taxes                          $    245,623  $     94,548
Net Operating [Loss] Carryforward                             --       (31,528)
                                                    ------------  ------------

   TAXABLE INCOME                                   $    245,623  $     63,020
   --------------                                   ============  ============


Federal Income Tax                                  $   (104,175) $    (20,840)
State Income Tax                                         (18,385)       (5,817)
                                                    ------------  ------------


   TOTAL INCOME TAX [EXPENSE]                       $   (122,560) $    (26,657)
   --------------------------                       ============  ============

A reconciliation between the statutory federal income tax rate and the effective income tax rates is as follows:
                                                               Years ended
                                                                July 31,
                                                         1 9 9 7      1 9 9 6
                                                         -------      -------

Statutory Federal Income Tax Rate                           33.0%        34.0%
State and Local Taxes, Net of Federal Tax Benefits           9.2%         9.2%
Net Operating [Loss] Carryforward                             --%       (15.0)%
Permanent Differences                                        7.7%          --
                                                       ---------    ---------

   EFFECTIVE INCOME TAX RATE                                49.9%        28.2%
   -------------------------                           =========    =========

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #5
--------------------------------------------------------------------------------



[8] COMMITMENTS AND CONTINGENCIES

The Company leases offices from a related party at a monthly rental of $9,477 per month. The various lease terms expire between June 30, 1998 and June 30, 2001 [See Note 5].

Future minimum lease payments are as follows:

1998                                                  $    119,075
1999                                                        46,200
2000                                                        46,200
2001                                                        46,200
2002                                                        42,350
Thereafter                                                      --
                                                      ------------

   TOTAL                                              $    300,025
   -----                                              ============

Total  rent  expense  for the year  ended  July 31,  1997 and 1996  amounted  to
$148,541  and  $147,747  of  which  $63,248  and  $98,123,   respectively,   was
capitalized into film costs.

[9] SIGNIFICANT CUSTOMERS

For the years ended July 31, 1997, revenue from three customer amounted to $2,515,000, $645,000 and $825,000 or 41%, 10% and 13% of total revenues.
Revenues from two customers accounted for $1,225,000 and $275,000, or 47% and 10%, respectively, of total revenues for the year ended July 31, 1996.

[10] FOREIGN SALES

Export sales for the years ended July 31, 1997 and 1996, are principally concentrated in the following areas:
                                                            Years ended
                                                             July 31,
                                                       1 9 9 7       1 9 9 6
                                                       -------       -------

Asia                                                $    773,290   $    486,000
South America                                       $    148,500   $    275,000
Europe                                              $  1,650,815   $    495,500

These amounts collectively account for 42% and 48%, respectively, of total revenues for the years ended July 31, 1997 and 1996.

[11] STOCK OPTION PLANS

In May of 1997, the Board of Directors adopted the 1997 Stock Option Plan, whereby, the aggregate number of shares which may be issued upon exercise of options shall not exceed 240,000 shares. Any nonemployee director, employee or consultant of the Company shall be eligible to be granted options. The Plan is administered by the Board of Directors or a committee which has the power to determine eligibility to receive options and the terms of any options granted, including the exercise or purchase price, the number of shares subject to the options, the vesting schedule, and the exercise period. On May 28, 1997, the Board of Directors granted two outside directors 6,666 options each at an exercise price of $7.50 per share.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #6
--------------------------------------------------------------------------------



[11] STOCK OPTION PLANS [CONTINUED]

The following is a summary of the status of the fixed plan [nonperformance based]:

                                                    Number of         Exercise
                                                     Shares             Price

Outstanding at August 1, 1996                                 --  $           --
Granted                                                   13,332            7.50
Exercised                                                     --              --
Forfeited                                                     --              --
                                                 ---------------  --------------

   OUTSTANDING AT JULY 31, 1997                           13,332  $         7.50
   ----------------------------                  ===============  ==============

   OPTIONS EXERCISABLE AT JULY 31, 1997                    3,333            7.50
   ------------------------------------          ===============  ==============

The exercise prices for the options outstanding at July 31, 1997 is $7.50 with a vesting period of four years and a contractual life of ten years. The Company estimates that approximately 100% of such options will eventually vest.


Had compensation cost for the stock option granted been determined based on the fair value at the grant dates for awards under the plans, consistent with the alternative method set forth under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share would have been decreased by $36,886, and $.02 per share. The pro forma amounts for the year ended July 31, 1997 are indicated below (in thousands, except per share amounts):


Net Income:
   As Reported                                                $       123,064
   Pro Forma                                                  $        86,178
Net Income Per Share:
   As Reported                                                $           .06
   Pro Forma                                                  $           .04

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option- pricing model with the following weighted-average assumptions used for grants in 1997, dividend yields of $-0- for each year, expected volatility of approximately 28% for each year; risk-free interest rates of 5.97 percent; and expected life of 5 years. The weighted-average fair value of options granted was $2.77 for the year ended July 31, 1997.

[12] STOCKHOLDERS' EQUITY

[A] STOCK SPLIT - In May of 1997, the Company declared a five-for-one stock split. All share data has been retroactively restated for the split [See Note 16A].


[B] CONVERSION OF DEBT TO EQUITY AND FORGIVENESS OF INTEREST - In June 16 1997, two stockholders and the Company agreed to convert an aggregate of $1,459,333 of debt to 324,296 shares of preferred stock. In addition, these entities agreed to forgive accumulated interest owed to them of approximately $175,000, which the Company has classified as paid-in capital [See Note 5].

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #7
--------------------------------------------------------------------------------




[12] STOCKHOLDERS' EQUITY [CONTINUED]

[C] PREFERRED STOCK - The Articles of Incorporation of the Company provide that the Board of Directors may issue an aggregate of 3,000,000 shares of preferred stock from time to time in one or more series. At July 31, 1997, there were 324,296 shares of Series A convertible preferred stock outstanding subject to issuance. Such shares were issued in December of 1997 following filing the of Certificate of Designation with the State of Delaware.

Each share of Series A convertible preferred stock is entitled to a liquidation preference of $4.50 per share in preference to any other class or series of capital stock of the Company. Except as otherwise provided by applicable law, holders of shares of Series A convertible preferred stock have no voting rights and are not entitled to receive dividends.


Commencing 90 days following the effective date of a proposed public offering, the Series A convertible preferred stock shall become convertible into shares of common stock on the basis of one share of common stock for each share of Series A convertible preferred stock [the "Conversion Ratio"]. The Conversion Ratio is at all times subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and certain mergers affecting the common stock. The shares of convertible preferred stock were authorized and approved by the Directors and the shareholders of the Company as of June 16, 1997.


The Series A convertible preferred stock may be redeemed in whole or in part at the option of the Company at any time beginning three months following the effective date of an initial public offering, on at least 30 days' notice, at a redemption price equal to $4.50 per share.

The holders of the Series A convertible preferred stock have entered into a lock-up agreement with the Company and the underwriter of a proposed initial public offering pursuant to which they have agreed not to sell or otherwise dispose of any of the Series A convertible preferred stock or the underlying common stock for a period of two years from November 1997 without the prior written consent of the Company and the Underwriter of the proposed initial public offering [See Note 16A].


[13] EMPLOYMENT AGREEMENTS


On April 1, 1997, the Company entered into a three year employment agreement with the Company's president and chief executive officer and a director. The agreement is for a term of three years and provides for an annual salary of $206,400 subject to annual increases at the sole discretion of the Board of Directors. As of July 31, 1997, the Company has deferred approximately $28,200 of salary to this officer and has classified this liability as Due to Stockholder.


[14] NEW AUTHORITATIVE PRONOUNCEMENT


The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure" in February 1997. SFAS No. 128 simplifies the earnings per share ["EPS"] calculations required by Accounting Principles Board ["APB"] Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. When adopted, SFAS No. 128 will require restatement of all prior-period EPS data presented; however, the Company has not sufficiently analyzed SFAS No. 128 to determine what effect SFAS No. 128 will have on its historically reported EPS amounts.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #8
--------------------------------------------------------------------------------



[14] NEW AUTHORITATIVE PRONOUNCEMENT [CONTINUED]

SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.

The FASB has issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company.

The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. SFAS No. 131 is not expected to have a material impact on the Company.

[15] LITIGATION


[A] In fiscal year 1997, the Company filed a lawsuit against one of its customers for not accepting delivery of a film, as per contract. The lawsuit claimed fraud, breach of contract, unfair competition and copyright infringement against the customer. The case was filed in Federal Court where it was voluntarily dismissed and the copyright infringement claims dropped so that the case could be re-filed and tried in New York State Supreme Court. The State Court complaint was filed and served. The customer then filed a motion to dismiss the fraud and unfair competition claims in the State Court complaint. The motion does not seek dismissal of the breach of contract claim. Under New York law, the filing of a motion to dismiss stays discovery until the motion is decided. A hearing on the customer's motion to dismiss is scheduled to commence on November 19, 1997 but was adjourned until December 5, 1997. The Company intends to move forward with the remaining contract claims in state court. The Company believes it will prevail in the lawsuit. No revenue has been recorded for this film for this customer.

[B] In fiscal 1997, a producer hired for one of the Company's films was terminated. The producer claims breach of contact, amounts for services rendered, unjust enrichment and trademark infringement in violation of the Lanham Act. The producer claims the Company failed to pay $67,500 pursuant to an agreement between the Company and the producer. The Company asserts that the agreement was terminated before production commenced and said termination was mutual and documented in writing. The parties have made cross-motions for summary judgment. The trial has been set for January 12, 1998. The Company intends to vigorously defend this action. While the outcome cannot be determined, management does not expect that it will have a material adverse effect on the Company's results of operations or financial position.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #9
--------------------------------------------------------------------------------



[16] SUBSEQUENT EVENTS

[A] PROPOSED INITIAL PUBLIC OFFERING - The Company is offering for public sale 500,000 common shares at $6.00 per share. Although no assurance can be given that the offering will be successful, the Company intends to utilize the net proceeds from the proposed offering of approximately $2,283,000 to develop, produce and distribute movies, to pay certain indebtedness, and for general working capital needs.

[B] REVERSE STOCK SPLIT -In November 1997, the Company declared a two-for-three reverse stock split. All share data has been retroactively restated for the split.


[C] LOAN TO AFFILIATED ENTITY - In August of 1997, the Company made additional loans in the amount of $650,000 to an affiliated entity of a major stockholder who is also Chairman and Chief Financial Officer of the Company. The loan bears interest at prime plus 3% and is due on demand but not before November of 1998 [See Note 5E].

[D] ADVANCES TO AFFILIATED ENTITY - In August and September of 1997, the Company advanced a total of $275,000 to another affiliated entity. These advances will be used to offset distributions due as of July 31, 1997 of $143,038 and amounts due subsequent to July 31, 1997 to this entity as a limited partner in one of two of the Company's consolidated limited partnerships.




                               . . . . . . . . . .

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of United Film Distributors, Inc.
   Los Angeles, California




         We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated November 7, 1997, relating to the consolidated financial statements of United Film Distributors, Inc. which is contained in the Prospectus.

         We also consent to the reference to us under the caption "Experts" in the Prospectus.




                                                   MOORE STEPHENS, P. C.
                                                   Certified Public Accountants.

Cranford, New Jersey
--------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation provide that the liability of Directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. The Articles and the Company's Bylaws provide for indemnification of its officers and Directors to the fullest extent permitted under Delaware law.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers listing and filing fees.



                                                                                 To Be Paid By
                                                                                 -------------
                                                                                   Registrant
                                                                                   ----------

        Securities and Exchange Commission registration fee...............          $1,394
        National Association of Securities Dealers filing fee.............             960
        Blue sky fees and expenses........................................          50,000
        Printing and engraving expenses...................................          50,000
        Legal fees and expenses...........................................         125,000
        Accounting fees and expenses......................................          85,000
        Miscellaneous.....................................................          15,000
                                                                             -------------
            Total.........................................................     $   327,354
                                                                             =============

        ----------
        *To be filed by Amendment

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES.

         The registrant has sold the following unregistered securities:

1. In connection with the Company's organization in June 1995, the registrant sold 666,667 shares of Common Stock to one of its founders, Ms. Nadine Belfort, for approximately $.08 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

2. In September 1995, the registrant sold 666,667 shares of Common Stock to its other founder, Mr. Harry Shuster, for approximately $.08 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

3. In October 1995, the registrant sold 88,255 and 140,868 shares of Common Stock to Mr. Harry Shuster and Ms. Nadine Belfort, respectively, for approximately $2.95 per share. The transactions were exempt from registration under Section 4(2) of the Securities Act.

4. In November 1995, the registrant sold 92,328 shares of Common Stock to Mr. Harry Shuster for approximately $2.95 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

5. In February 1996, the registrant sold 33,944 and 84,861 shares of Common Stock to Mr. Harry Shuster and Ms. Nadine Belfort, respectively, for approximately $2.95 per share. The transactions were exempt from registration under Section 4(2) of the Securities Act.

6. In March 1996, the registrant sold 59,403 shares of Common Stock to Ms. Nadine Belfort for approximately $2.95 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

7. In June 1996, the registrant sold 118,805 and 48,201 shares of Common Stock to Mr. Harry Shuster and Ms. Nadine Belfort, respectively, for approximately $2.95 per share. The transactions were exempt from registration under Section 4(2) of the Securities Act.

8. In June 1997, Mr. Harry Shuster and Ms. Nadine Belfort converted an aggregate of $1,459,333 of debt into 324,296 shares of Convertible Preferred Stock. Mr. Shuster received 195,482 shares of Preferred Stock and Ms. Belfort received 128,814 shares of Preferred Stock.

         The numbers of shares and exercise prices set forth above reflect a 5-for-1 stock split effective in May 1997 and an addition 2-for-3 reverse stock split effective November 1997.

ITEM 27.       EXHIBITS.

         (a) The following is a list of exhibits furnished:

 Exhibit                                                                                                    Page
 -------                                                                                                    ----
  Number                                              Exhibit                                              Number
  ------                                              -------                                              ------

   1.1     Form of Underwriting Agreement**

   1.2     Letter  of Intent  between  the  Company  and  Millennium  Securities
           Corp.***

   3.1     Restated Articles of Incorporation***

   3.2     Certificate of Amendment of Certificate of Incorporation**

   3.3     Bylaws***

   3.4     Certificate of Designation re Series A Convertible Preferred Stock**

   3.5     Certificate of Amendment of Restated Certificate of Incorporation**

   4.1     Specimen Stock Certificate**

    5      Opinion  of  Counsel  as  to   legality  of  the   securities   being
           registered**

   10.1    Employment  Agreement  between the Company  and Brian  Shuster  dated
           April 1, 1997***

   10.2    Revolving Demand Note between the Company and Harry Shuster**

   10.3    Revolving Demand Note between the Company and Nadine Belfort**

   10.4    Lease  agreement  between the Company and 1990 Westwood  Blvd.,  Inc.
           dated July 1, 1995 and Addendum to Lease dated November 1, 1996***

   10.5    Lease  Agreement  between the Company and 1990 Westwood  Blvd.,  Inc.
           dated July 1, 1996 and Addendum to Lease dated November 1, 1996***

   10.6    1997 Stock Option Plan***

   10.7    Distribution Agreement between the Company and HEP I, L.P. dated July
           17, 1995***

   10.8    Distribution  Agreement  between the  Company and HEP II, L.P.  dated
           March 4, 1996***

   10.9    Agreement of Limited  Partnership of HEP I, L.P. dated as of July 17,
           1995***

   10.10   Agreement of Limited Partnership of HEP II, L.P. dated as of March 4,
           1996***

   10.11   Amendment No. 1 to Agreement of Limited  Partnership  of HEP II, L.P.
           dated as of April 23, 1996***

   21.1    List of Subsidiaries***

   23.1    Consent of independent accountants*

   23.2    Consent of counsel (included as part of Exhibit 5)**

   24.1    Power of attorney***

   27.1    Financial Data Schedule*
---------------
          * Filed herewith.
         ** To be filed by amendment.
        *** Previously filed.


ITEM 28.       UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (3) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on December 1, 1997.

                                               UNITED FILM DISTRIBUTORS, INC.

                                               By:   /s/ Brian Shuster
                                                   -----------------------------
                                                       Brian Shuster
                                                       Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


                  Signature                       Title                               Date
                  ---------                       -----                               ----


    /s/ Brian Shuster                 President, Director and Chief             December 1, 1997
 ---------------------------           Executive Officer (Principal
        Brian Shuster                       Executive Officer)


    /s/ Harry Shuster                    Chairman, Director, and                December 1, 1997
 ---------------------------             Chief Financial Officer
        Harry Shuster                 (Principal Financial Officer)



By:      *                                        Director                      December 1, 1997
  --------------------------
    J. Brooke Johnston, Jr.




By:       *                                      Director                       December 1, 1997
  --------------------------
     George Folsey, Jr.



* By:/s/ Brian Shuster
     --------------------------
        Brian Shuster
        Attorney in fact
